Prospectus Supplement
(To Prospectus dated February 4, 2000)

$282,721,339

UACSC 2000-A Owner Trust
Automobile Receivable Backed Notes

UAC Securitization Corporation,
     as seller
                                                                    [UACSC LOGO]
Union Acceptance Corporation,
     as servicer

         We are offering the following classes of automobile receivable backed notes:


                                                                             Price        Underwriting
     Class of     Initial Aggregate      Interest          Final            to Public       Discount
       Notes      Principal Balance        Rate         Maturity Date       per Note        per Note
       -----      -----------------        ----         -------------       --------        --------
        A-1           $30,000,000        5.9925%     February 8, 2001      100.00000%         0.16%
        A-2           $90,425,000        6.72%       December 9, 2002       99.99870%         0.20%
        A-3           $88,175,000        7.27%       November 8, 2004       99.99673%         0.23%
        A-4           $57,158,000        7.44%       April 10, 2006         99.97536%         0.25%
         B            $16,963,339        7.57%       September 10, 2007     99.97600%         0.28%


         The  total   price  to  the  public  is   $282,699,125.23.   The  total
underwriting discount is $622,044.85. The total proceeds to the trust are $282,077,080.38.

         You should carefully consider the factors set forth under "Risk Factors" beginning on page S-10 of this prospectus supplement and on page 10 in the prospectus.

         The notes represent obligations of the UACSC 2000-A Owner Trust only and do not represent obligations of or interests in UAC Securitization Corporation, Union Acceptance Corporation, any of their affiliates or any governmental agency.

         This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  Underwriters

   Banc of America Securities LLC                   Bear, Stearns & Co. Inc.

          The date of this prospectus supplement is February 4, 2000.

              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

         We tell you about the notes in the following documents:

         (1) this prospectus supplement, which describes the specific terms of your notes; and

         (2) the accompanying prospectus, which provides general information, some of which may not apply to the notes.

         If the description of the notes varies between this prospectus supplement and the prospectus, you should rely on the information in this prospectus supplement.

         We include cross-references in this prospectus supplement and in the accompanying prospectus to captions in these materials where you can find further related discussions. The following table of contents and the table of contents included in the accompanying prospectus provide the pages on which these captions are located.

         In this prospectus supplement and the accompanying prospectus, "we" refers to the seller of the notes, UAC Securitization Corporation, and "you" refers to any prospective investor in the notes.

SUMMARY OF TERMS..........................................................  S-4
     Issuer...............................................................  S-4
     Seller...............................................................  S-4
     Servicer.............................................................  S-4
     Indenture Trustee....................................................  S-4
     Owner Trustee........................................................  S-4
     Closing Date.........................................................  S-4
     The Notes............................................................  S-4
     Payment Date.........................................................  S-4
     Interest on the Notes................................................  S-5
     Note Principal.......................................................  S-5
     The Certificate......................................................  S-6
     The Trust Assets.....................................................  S-6
     Spread Account;
         Rights of the Certificateholder..................................  S-6
     The Policy...........................................................  S-7
     Policy Amount........................................................  S-7
     Insurer..............................................................  S-8
     Indenture Default; Control by the
         Insurer and Noteholders..........................................  S-8
     Legal Investment.....................................................  S-8
     Optional Redemption..................................................  S-8
     Increase of the Class A-4 Interest Rate
         and the Class B Interest Rate....................................  S-8
     Tax Status...........................................................  S-8
     Ratings..............................................................  S-9
     ERISA Considerations.................................................  S-9
RISK FACTORS.............................................................. S-10
     You May Not be Able
         to Resell the Notes.............................................. S-10
     The Notes Are Obligations of the Trust
         Only and are Not Guaranteed by
         any Other Party.................................................. S-10
     The Amount in the Spread Account
         May Not be Sufficient to Assure
         Payment of Principal
          and Interest.................................................... S-10
     You May Incur a Loss if there is a
         Default Under the Policy......................................... S-11
     Some Notes are More at Risk
         than Others if there are
         Losses on the Receivables........................................ S-11
     Some Payments on the Notes
         are Subordinate to
         Other Payments on the Notes...................................... S-11
     Noteholders Have a Limited Right to
         Declare Indenture Defaults or
         Remedies......................................................... S-12
     A Change in the Note Ratings
         May Adversely Affect the Notes................................... S-12
FORMATION OF THE TRUST.................................................... S-13
THE RECEIVABLES POOL...................................................... S-14
     Composition of the Receivables by
         Financed Vehicle Type as of
         January 31, 2000................................................. S-14
     Distribution of the Receivables by
         Remaining  Term as of
         January 31, 2000................................................. S-15
     Geographic Distribution of the
         Receivables as of
         January 31, 2000................................................. S-15
     Distribution of the Receivables
         by Financed Vehicle Model
         Year as of January 31, 2000...................................... S-16
     Distribution of the Receivables by
         Contract Rate as of
         January 31, 2000................................................. S-16
     Delinquencies and Net Losses......................................... S-17
     Delinquency and Credit
         Loss Experience.................................................. S-18
WEIGHTED AVERAGE LIFE OF
     THE NOTES............................................................ S-19
     Percent of Initial Note Balance at
          Various ABS Percentages......................................... S-21
YIELD AND PREPAYMENT
     CONSIDERATIONS....................................................... S-24

THE NOTES................................................................. S-24
     Sale and Assignment of Receivables................................... S-24
     Accounts............................................................. S-24
     Advances............................................................. S-25
     Payments on the Notes................................................ S-25
     Distributions on the Certificate..................................... S-31
     The Policy........................................................... S-31
     Default under the Indenture.......................................... S-32
     Rights of the Insurer upon Servicer
         Default, Amendment or Waiver..................................... S-32
THE SELLER AND UAC........................................................ S-33
THE INSURER............................................................... S-33
     MBIA................................................................. S-33
     MBIA Financial Information........................................... S-33
     Where You Can Obtain Additional
         Information About MBIA........................................... S-34
     Financial Strength Ratings of MBIA................................... S-34
REPORTS TO NOTEHOLDERS.................................................... S-35
FEDERAL INCOME TAX
     CONSEQUENCES......................................................... S-35
     General.............................................................. S-35
     Discount and Premium................................................. S-36
     Gain or Loss on Disposition.......................................... S-36
     Backup Withholding and
         Information Reporting............................................ S-36
     Withholding Regulations Effective
         December 31, 2000................................................ S-37
     Alternative Treatment of the
         Class B Notes.................................................... S-37
     State and Local Taxation............................................. S-38
ERISA CONSIDERATIONS...................................................... S-38
UNDERWRITING.............................................................. S-39
LEGAL OPINIONS............................................................ S-40
EXPERTS  ................................................................. S-41
INDEX OF PRINCIPAL TERMS.................................................. S-41

                                SUMMARY OF TERMS

o This summary highlights selected information from this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. To understand all of the terms of this offering, read the entire prospectus supplement and accompanying prospectus.

o The definitions of or references to capitalized terms used in this prospectus supplement can be found on the pages indicated in the "Index of Principal Terms" on page S-41 in this prospectus supplement or on page 54 of the accompanying prospectus.

Issuer

The UACSC 2000-A Owner Trust, a Delaware business trust, will issue the notes described in this prospectus supplement.

Seller

UAC Securitization Corporation is the seller and the depositor of the trust. The seller will transfer the automobile receivables and related property to the trust. See "The Seller and UAC" in this prospectus supplement.

Servicer

Union Acceptance Corporation ("UAC") will act as the servicer of the trust. The servicer will receive and apply payments on the automobile receivables, service the collection of the receivables and direct the trustees to make the appropriate payments to the noteholders and the certificateholder. The servicer will receive a monthly servicing fee as compensation for its services. See "The Seller and UAC" in this prospectus supplement.

Indenture Trustee

Harris Trust and Savings Bank will serve as the indenture trustee under the terms of an indenture between the trust and the indenture trustee.

Owner Trustee

First Union Trust Company, National Association will serve as the owner trustee under the terms of a trust and servicing agreement between the seller, the servicer and the owner trustee.

Closing Date

The closing date will be on or about February 15, 2000.

The Notes

On the closing date, the trust will issue the class A-1 notes, the class A-2 notes, the class A-3 notes, the class A-4 notes and the class B notes, as described below, under an indenture between the trust and the indenture trustee. We are offering the notes for sale in this prospectus supplement. The notes are non-recourse obligations of the trust and are secured by certain assets of the trust. The interest rates and initial principal balances of the notes are as follows:

                            Interest Rate   Initial Aggregate
                             (per annum)     Principal Balance
                             -----------     -----------------
          class A-1 notes     5.9925%           $30,000,000
          class A-2 notes     6.72%             $90,425,000
          class A-3 notes     7.27%             $88,175,000
          class A-4 notes     7.44%             $57,158,000
          class B notes       7.57%             $16,963,339

See "The Notes" in this prospectus supplement.

Payment Date

The trust will pay interest and principal on the notes on the eighth calendar day of each month or, if such day is not a business day, on the next business day. The payments will begin on March 8, 2000 and will be made to holders of record of the notes as of the record date, which will be the day before the payment date. However, if definitive notes are issued, the record date will be the last day of the collection period related to the payment date. The collection period with respect to any payment date is the calendar month immediately preceding the calendar month in which such payment date occurs. See "The Notes -- Payments on the Notes" in this prospectus supplement and "Description of the Securities -- Definitive Securities" in the accompanying prospectus.

Interest on the Notes

Interest on the class A-1 notes will be calculated on the basis of a 360-day year and the actual number of days from the previous payment date through the day before the related payment date. Interest on all other classes of notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. See "Yield and Prepayment Considerations" and "The Notes -- Payments on the Notes" in this prospectus supplement.

Class  A-1  Monthly  Interest.   Generally,   the  amount  of  monthly  interest
distributable to the class A-1 noteholders on each payment date is the product of:

         (1)      1/360th of the interest rate for the class A-1 notes;

         (2) the actual number of days from the previous payment date through the day before the related payment date; and

         (3) the aggregate outstanding principal balance of the class A-1 notes on the preceding payment date (after giving effect to all payments to noteholders on such date).

Monthly  Interest for Other  Notes.  Generally,  the amount of monthly  interest
distributable   to  each  class  of  noteholders   (other  than  the  class  A-1
noteholders) on each payment date is the product of:

         (1) one-twelfth of the interest rate applicable to such class of notes; and

         (2) the aggregate outstanding principal balance of such class on the preceding payment date (after giving effect to all payments to noteholders on such date).

Monthly Interest on First Payment Date. The amount of interest distributable on the first payment date of March 8, 2000 will be based upon the initial aggregate principal balance of the applicable class of notes and will accrue from the closing date through the day before the first payment date (and in the case of all of the notes other than the class A-1 notes, assuming that the month of the closing date has 30 days).

Note Principal

The trust will distribute principal on each payment date to the noteholders of record as of the record date. Generally, the amount of monthly principal the trust will pay is equal to the decrease in the outstanding principal balance of the receivables pool during the preceding calendar month. Additional amounts of available cash flow from the receivables will be used to make accelerated payments of principal to reduce the aggregate outstanding principal balances of the notes below the receivables pool balance, until the principal balance of the receivables pool exceeds such aggregate note balances by 1.0% of the initial aggregate principal balance of the notes or $2,827,213.39. See "The Notes -- Payments on the Notes" in this prospectus supplement.

Generally, principal will be distributed to the noteholders in the order of the alpha-numeric designation of each class of the notes, starting with the class A-1 notes and ending with the class B notes. For example, no principal will be distributed to the class A-2 noteholders until the outstanding principal balance of the class A-1 notes has been reduced to zero. No principal will be distributed to the class B noteholders until the principal of all of the class A notes has been paid in full. See "Risk Factors -- Some Notes are More at Risk than Others if there are Losses on the Receivables" in this prospectus supplement.

The trust must pay the outstanding principal balance of each class of notes, to the extent not previously paid, by the final maturity date for such class of notes as follows:

                           Final Maturity Date
                           -------------------
   class A-1 notes         February 8, 2001
   class A-2 notes         December 9, 2002
   class A-3 notes         November 8, 2004
   class A-4 notes         April 10, 2006
   class B notes           September 10, 2007

Since the rate of payment of principal of each class of notes depends greatly upon the rate of payment of principal on the receivables (including voluntary prepayments and principal paid in respect of defaulted receivables and purchased receivables), the final payment in respect of each class of notes could occur significantly earlier than the respective final maturity dates. See "The Notes -- Payments on the Notes" in this prospectus supplement.

The Certificate

In addition to the notes, the trust will issue an automobile receivable backed certificate pursuant to the trust and servicing agreement. The certificate represents an undivided beneficial ownership interest in the trust and will be retained by the seller. We are not offering the certificate for sale in this offering.

The Trust Assets

The trust will pledge its assets to the indenture trustee as collateral for the repayment of the notes. The trust assets will include:

         o a pool of simple and precomputed interest installment sale and installment loan contracts originated in various states in the United States of America, secured by new and used automobiles, light trucks and vans;

         o certain monies (including accrued interest) due in respect of the receivables as of and after January 31, 2000, but excluding accrued interest paid before the closing date;

         o security interests in the related vehicles financed through the receivables;

         o        funds on deposit in a collection account and a spread account;

         o        any  proceeds  from  claims  on  certain  insurance   policies
                  relating to the financed vehicles or the related obligors;

         o        any lender's single interest insurance policy;

         o an unconditional and irrevocable insurance policy issued by MBIA Insurance Corporation guaranteeing payments of principal and interest on the notes; and

         o certain rights under the agreements by which the receivables are sold from UAC to the seller and from the seller to the trust.

The trust will acquire its assets from the seller pursuant to the trust and servicing agreement. See "Formation of the Trust" in this prospectus supplement.

Spread Account; Rights of the Certificateholder

The trust will establish a spread account on the closing date for the benefit of the noteholders and the insurer. On the closing date we will deposit into the spread account the amount required by the insurer as an initial deposit. The spread account will hold the excess, if any, of the collections on the receivables over the amounts which the trust is required to pay to the noteholders, the servicer and the insurer. The amount of funds available for payment to noteholders on any payment date will consist of funds from the following sources:

     (1) payments received from obligors in respect of the receivables (net of any amount required to be deposited to the payahead account in respect of precomputed receivables);

     (2) any net withdrawal from the payahead account in respect of precomputed receivables;

     (3)  interest earned on funds on deposit in the collection account;

     (4)  liquidation proceeds received in respect of receivables;

     (5) advances received from the servicer in respect of interest on certain delinquent receivables; and

     (6) amounts received in respect of required repurchases or purchases of receivables by UAC or the servicer.

The indenture trustee will withdraw funds from the spread account (up to the amount on deposit in the spread account) and then draw on the policy, if the amount of available funds for any payment date is not sufficient to pay:

     (1) the amounts owed to the servicer (including the monthly servicing fee and reimbursement for advances made by the servicer to the trust); and

     (2) the required payments of interest and principal to the noteholders (including required payments of interest to the class B noteholders after an event of default under the indenture).

If the amount on deposit in the spread account is zero, after any withdrawals for the benefit of the noteholders, and there is a default under the policy, any remaining losses on the receivables will be borne directly by the class B noteholders (up to the full class B note balance at the time a loss is incurred) and then by the class A noteholders pro rata (to the extent of the outstanding class or classes of class A notes at such time). See "Risk Factors -- You May Incur a Loss if there is a Default Under the Policy," "-- Some Notes are More at Risk than Others if there are Losses on the Receivables," "The Notes -- Accounts" and "--Payments on the Notes" in this prospectus supplement.

The trust will be required to maintain a specified amount on deposit in the spread account through the deposit of excess collections, if any, on the receivables. The required spread amount will be set forth in the indenture.

In no event will the amount on deposit in the spread account exceed the aggregate outstanding principal balance of the notes.

Any amount on deposit in the spread account on any payment date in excess of the required spread amount (after all other required deposits to and withdrawals from the spread account have been made) will be distributed to the certificateholder. Any such distribution to the certificateholder will no longer be an asset of the trust.

We intend for the amount on deposit in the spread account to grow over time to the required spread amount through the deposit of the excess collections, if any, on the receivables. However, we cannot assure you that the amount on deposit in the spread account will actually grow to the required spread amount.

If net losses on the receivables pool exceed the levels set forth in the insurance and reimbursement agreement among the seller, the trust, Union Acceptance Funding Corporation ("UAFC"), UAC, in its individual capacity and as servicer, and the insurer, the required spread amount will be increased to the amount set forth in the indenture. The required spread amount may be increased:

     (1) if the servicer defaults, fails to perform its obligations, or breaches a material representation under the trust and servicing agreement, the indenture or the insurance and reimbursement agreement; or

     (2) upon the occurrence of certain other events described in the insurance and reimbursement agreement generally involving the performance of the receivables.

See "The Notes -- Accounts" and " -- The Policy" in this prospectus supplement.

The Policy

The seller will obtain an unconditional and irrevocable insurance policy. Subject to the terms of the policy, the insurer will guarantee the payment of monthly interest and monthly principal on the notes (exclusive of any accelerated payments of principal) up to the policy amount.

In addition, the policy will cover any amount paid or required to be paid by the trust to the noteholders, which amount is sought to be recovered as a voidable preference by a trustee in bankruptcy of UAC, the seller or UAFC under the United States Bankruptcy Code in accordance with a final nonappealable order of a court having competent jurisdiction.

See "The Notes -- The Policy" in this prospectus supplement.

Policy Amount

The policy amount with respect to any payment date will be:

(a) the sum of:

     (1) the monthly servicing fee;

     (2) monthly interest;

     (3) the lesser of (a) the outstanding aggregate principal balance of all classes of notes on such payment date (after giving effect to any distributions of available funds and any funds withdrawn from the spread account to pay monthly principal on such payment date) and (b) the initial aggregate principal balances of the notes minus all amounts withdrawn from the spread account or drawn on the policy with respect to principal;

         less:

(b) all amounts on deposit in the spread account on such payment date (after giving effect to any amounts withdrawn from the spread account on such date).

Insurer

MBIA Insurance Corporation is the insurer and will guarantee the payment of monthly interest and monthly principal (exclusive of any accelerated payments of principal) under the terms of the policy. See "The Insurer" in this prospectus supplement.

Indenture Default; Control by the Insurer and Noteholders

Certain events will cause events of default under the indenture. If an indenture default occurs and the insurer is not in default under the policy, the insurer may declare the indenture default and control the remedy for such default. If an indenture default occurs and the insurer is in default under the policy, the noteholders holding notes evidencing at least two-thirds of the outstanding principal balances of the notes may declare the indenture default and control the remedy.

The party that controls the remedy may give notice of acceleration and declare the principal of the notes to be immediately due and payable. The rights and remedies of the insurer and the noteholders upon the occurrence of an indenture default may include the right to direct the indenture trustee to liquidate the property of the trust. The rights and remedies are further described under "The Indenture -- Default Under the Indenture" in the accompanying prospectus. See also "Risk Factors -- Noteholders Have a Limited Right to Declare Indenture Defaults or Remedies" in this prospectus supplement.

Legal Investment

The class A-1 notes will be eligible for purchase by money market funds under Rule 2a-7 of the Investment Company Act of 1940, as amended.

Optional Redemption

The servicer has the right to purchase all of the receivables as of the last day of any collection period on which the aggregate principal balance of all classes of the notes on the related payment date (after the payment of all amounts to be paid on such payment date) will be equal to or less than 10% of the initial aggregate principal balance of all classes of notes. We will redeem the notes as a result of such a purchase of the receivables.

The purchase price for the receivables will be equal to the fair market value of the receivables; provided that such amount may not be less than the sum of:

     (1) 100% of the outstanding aggregate principal balance of all classes of notes,

     (2) accrued and unpaid interest on the outstanding principal balances of all outstanding classes of notes at the weighted average interest rate of such notes, and

     (3)  any amounts due the insurer.

Increase of the Class A-4 Interest Rate and the Class B Interest Rate

If the servicer does not exercise its rights with respect to the optional redemption on the first payment date that the optional redemption is permitted, each of the class A-4 interest rate and the class B interest rate will be increased by 0.50% after such date.

Tax Status

In the opinion of special tax counsel to the seller, for federal income tax purposes:

     o   the class A notes will be characterized as debt,

     o   the class B notes may be characterized as debt or as equity, and

     o the trust will not be treated as an association taxable as a corporation or as a "publicly traded partnership" taxable as a corporation.

The owner trustee, the noteholders and the certificateholder will agree to treat the notes as indebtedness for federal income tax purposes. Should the class B notes be characterized as equity, a non-U.S. person, tax-exempt entity or individual who is a class B noteholder may suffer adverse tax consequences. Accordingly, such persons may not be suitable investors for the class B notes. See "Federal Income Tax Consequences" in this prospectus supplement and in the accompanying prospectus.

Ratings

On the closing date, each class of notes will be issued only if such class receives ratings from Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. as follows:

                                    Rating
       Class              Moody's               S&P
       -----              -------               ---
        A-1                 P-1                A-1+
        A-2                 Aaa                 AAA
        A-3                 Aaa                 AAA
        A-4                 Aaa                 AAA
         B                  Aaa                 AAA

A rating is not a recommendation to buy, sell or hold the notes and may be subject to revision or withdrawal at any time by the assigning rating agency. See "Risk Factors -- A Change in the Note Ratings May Adversely Affect the Notes" in this prospectus supplement.

ERISA Considerations

The class A notes may be eligible for purchase by employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Any benefit plan fiduciary considering the purchase of notes should, among other things, consult with experienced legal counsel in determining whether all required conditions for such purchase have been satisfied. Neither an employee benefit plan subject to ERISA or Section 4975 of the Code nor an individual retirement account may purchase class B notes. See "ERISA Considerations" in this prospectus supplement and in the accompanying prospectus.

                                  RISK FACTORS

         You should carefully consider the risk factors set forth below and in the accompanying prospectus as well as the other investment considerations described in such documents as you decide whether to purchase the notes.

You May Not be Able to Resell
the Notes                                    There  is  currently  no  secondary
                                             market   for   the    notes.    The
                                             underwriters  currently  intend  to
                                             make a market to  enable  resale of
                                             the   notes,   but  are   under  no
                                             obligation  to do so.  As such,  we
                                             cannot  assure you that a secondary
                                             market will  develop for your notes
                                             or, if one does develop,  that such
                                             market   will   provide   you  with
                                             liquidity of  investment or that it
                                             will  continue for the life of your
                                             notes.

The Notes Are Obligations
of the Trust Only and are Not
Guaranteed by  any  Other Party              The  notes are  obligations  of the
                                             trust only and do not  represent an
                                             interest  in or  obligation  of the
                                             seller,    UAC,    any   of   their
                                             affiliates  or any  other  party or
                                             governmental  body.  Except for the
                                             policy,  the  notes  have  not been
                                             insured or  guaranteed by any party
                                             or  governmental   body.  See  "The
                                             Notes -- Payments on the Notes" and
                                             "--The Policy" and "The Insurer" in
                                             this prospectus supplement.

The Amount in the Spread Account
May Not be Sufficient to Assure
Payment of Principal and Interest            If the amount of available funds on
                                             any payment date is not  sufficient
                                             to pay monthly interest and monthly
                                             principal  (after  payment  of  the
                                             monthly servicing fee and exclusive
                                             of   any   accelerated    principal
                                             payments)  to  you,  the  indenture
                                             trustee  will  withdraw  funds from
                                             the spread account,  up to the full
                                             balance  of the funds on deposit in
                                             such account.

                                             The amount on deposit in the spread
                                             account may  increase  over time to
                                             an  amount  equal  to the  required
                                             spread amount. We cannot assure you
                                             that such growth will occur or that
                                             the  balance in the spread  account
                                             will always be sufficient to assure
                                             payment in full of monthly interest
                                             and  monthly   principal.   If  the
                                             amount  on  deposit  in the  spread
                                             account is  reduced to zero  (after
                                             giving  effect to all  deposits and
                                             withdrawals    from   the    spread
                                             account),   the  indenture  trustee
                                             will then draw on the policy, up to
                                             the  policy  amount,  in an  amount
                                             equal to any remaining shortfall in
                                             respect  of  monthly  interest  and
                                             monthly principal (exclusive of any
                                             accelerated principal payments).

You May Incur a Loss if there
is a Default Under the Policy                If the spread account is reduced to
                                             zero and the insurer defaults under
                                             the  policy,  the trust will depend
                                             solely on payments on and  proceeds
                                             from   the   receivables   to  make
                                             payments on the notes.  The insurer
                                             will default under the policy if it
                                             fails to pay any required amount to
                                             the trust when due, for any reason,
                                             including  the  insolvency  of  the
                                             insurer.

                                             If  the   trust   does   not   have
                                             sufficient  funds to fully make the
                                             required payments to noteholders on
                                             a payment  date during a default by
                                             the insurer,  payments on the notes
                                             on such payment date will generally
                                             be reduced in the following order:

                                             1.  class B monthly principal,
                                             2.  class B monthly interest,
                                             3.  class A monthly principal,
                                                 pro rata, and
                                             4.  class A monthly interest,
                                                 pro rata.

                                             See   "The   Receivables   Pool  --
                                             Delinquencies  and Net  Losses" and
                                             "--  Delinquency  and  Credit  Loss
                                             Experience"   and  "The   Notes  --
                                             Accounts,"  " --  Payments  on  the
                                             Notes" and "-- The  Policy" in this
                                             prospectus supplement.

Some Notes are More at Risk than
Others if there are Losses on
the Receivables                              Principal will be paid on the notes
                                             in alpha-numeric  order,  beginning
                                             with the class A-1 notes and ending
                                             with  the   class  B  notes,   with
                                             certain  exceptions  noted  in this
                                             prospectus    supplement    if   an
                                             indenture  default occurs.  Because
                                             payments  of   principal   will  be
                                             applied  first  to  the  class  A-1
                                             notes,  second  to  the  class  A-2
                                             notes,   third  to  the  class  A-3
                                             notes,  fourth  to  the  class  A-4
                                             notes,  and  finally to the class B
                                             notes,  in the  event  the  insurer
                                             defaults under the policy after the
                                             class A-1 notes  have been fully or
                                             partially  repaid  and  before  the
                                             other  classes  of notes  have been
                                             fully    repaid,     delinquencies,
                                             defaults and losses  experienced on
                                             the   receivables   will   have   a
                                             disproportionately  greater  effect
                                             on the  classes of notes  which pay
                                             principal to noteholders later.

Some Payments on the Notes are
Subordinate to Other Payments on
the Notes                                    Interest  due on the  class B notes
                                             is   subordinate   in  priority  of
                                             payment  to  interest  due  on  the
                                             class A notes,  and,  on the  final
                                             maturity  date for a class of class
                                             A  notes   or  after  an  event  of
                                             default   under   the    indenture,
                                             interest  due on the  class B notes
                                             is subordinated to principal due on
                                             such class A notes.  Principal  due
                                             on   the    class   B   notes    is
                                             subordinated   to   principal   and
                                             interest  due on the class A notes.

                                             Consequently,   after  an   insurer
                                             default,  the  class B  noteholders
                                             will not receive any  interest on a
                                             payment  date until the full amount
                                             of  interest  on the  class A notes
                                             due on such  payment  date has been
                                             paid,  and, if such payment date is
                                             on or after the final maturity date
                                             for a class  of class A notes or an
                                             event   of   default    under   the
                                             indenture,  the class B noteholders
                                             will not receive any interest until
                                             all principal on such class A notes
                                             has been paid in full. No principal
                                             will be  paid on the  class B notes
                                             until  each  class of class A notes
                                             has been paid in full.

                                             In the  event of a  default  by the
                                             insurer,  the class B notes will be
                                             more at risk than the class A notes
                                             due to delinquencies,  defaults and
                                             losses     experienced    on    the
                                             receivables.   See  "The  Notes  --
                                             Payments  on  the  Notes"  in  this
                                             prospectus supplement.

Noteholders Have a Limited Right
to Declare Indenture Defaults
or Remedies                                  The  insurer is the only party that
                                             has  the   right  to   declare   an
                                             indenture  default  and control the
                                             remedy for such default, unless the
                                             insurer  is in  default  under  the
                                             policy,    in   which    case   the
                                             noteholders  will have  such  right
                                             subject   to   applicable    voting
                                             requirements.

                                             If an indenture default occurs, the
                                             insurer  or,  in  certain   limited
                                             circumstances,   the   noteholders,
                                             will have the  right to  accelerate
                                             the  payment  of  principal  of the
                                             notes and, possibly,  to direct the
                                             indenture  trustee to liquidate the
                                             trust property.

                                             Following an indenture default, the
                                             indenture  trustee  and  the  owner
                                             trustee  will  continue  to  submit
                                             claims  under the  policy to enable
                                             the trust to make  payments  to you
                                             each month.  However,  following an
                                             indenture default,  the insurer may
                                             elect to prepay all or any  portion
                                             of  the  outstanding   notes,  plus
                                             accrued interest.

A Change in the Note Ratings May
Adversely Affect the Notes                   Moody's   Investors   Service   and
                                             Standard & Poor's Ratings  Services
                                             are the rating  agencies rating the
                                             notes.  The rating for any class of
                                             notes will reflect only the view of
                                             the  relevant  rating  agency.   We
                                             cannot  assure  you  that  any such
                                             rating will continue for any period
                                             of time or that any rating will not
                                             be revised or withdrawn entirely by
                                             such  rating   agency  if,  in  its
                                             judgment, circumstances so warrant.
                                             A revision  or  withdrawal  of such
                                             rating may have an  adverse  effect
                                             on the  liquidity  and market price
                                             of your  notes.  A rating  is not a
                                             recommendation to buy, sell or hold
                                             the notes.

                             FORMATION OF THE TRUST

         The trust is a business trust formed under the laws of the State of Delaware under a trust and servicing agreement between the seller, the servicer and the owner trustee. The trust was formed solely for the purpose of accomplishing the transactions described in this prospectus supplement. Upon formation, the trust will not engage in any business activity other than:

          o acquiring, managing and holding the receivables and related interests described in this prospectus supplement;

          o    issuing the notes and the certificate;

          o    making   payments  and   distributions   on  the  notes  and  the
               certificate; and

          o engaging in those activities, including entering into agreements, that are necessary, suitable or convenient to accomplish the above listed activities or are incidental to those activities.

         Pursuant to an indenture between the trust and the indenture trustee, the trust will grant a security interest in the trust assets in favor of the indenture trustee on behalf of and for the benefit of the noteholders and the insurer. The seller will transfer the trust assets to the owner trustee in exchange for the certificate and the cash proceeds of the notes. The seller will retain the certificate. UAC will service the receivables pursuant to the trust and servicing agreement and will receive compensation for acting as the servicer. To facilitate servicing and to minimize administrative burden and expense, the servicer will serve as custodian of the receivables for the owner trustee. However, the servicer will not stamp the receivables to reflect the sale and assignment of the receivables to the trust or the indenture trustee or make any notation of the indenture trustee's lien on the certificates of title of the financed vehicles. In the absence of such notation on the certificates of title, the trust or the indenture trustee may not have perfected security interests in the financed vehicles securing the receivables. Under the terms of the trust and servicing agreement, UAC may delegate its duties as servicer and custodian; however, any such delegation will not relieve UAC of its liability and responsibility with respect to such duties. See "Description of the Transfer and Servicing Agreements -- Servicing Compensation and Payment of Expenses" and "Certain Legal Aspects of the Receivables" in the accompanying prospectus.

         The trust will establish a spread account for the benefit of the noteholders and the insurer and will obtain the policy. The indenture trustee will draw on the policy, up to the policy amount, if available funds and the amount on deposit in the spread account (after paying amounts owed to the servicer) are not sufficient to fully distribute monthly interest and monthly principal (exclusive of any accelerated principal payments). If the spread account is reduced to zero and there is a default under the policy, the trust will look only to the obligors on the receivables and the proceeds from the repossession and sale of financed vehicles that secure defaulted receivables for payments of interest and principal on the notes. In such event, certain factors, such as the indenture trustee not having perfected security interests in some of the financed vehicles, may affect the trust's ability to realize on the collateral securing the receivables, and thus may reduce the proceeds to be distributed to the noteholders. See "The Notes -- Accounts," "--Payments on the Notes" and "--The Policy" in this prospectus supplement and "Certain Legal Aspects of the Receivables" in the accompanying prospectus.

                              THE RECEIVABLES POOL

         The receivables were selected from the portfolio of UAFC for purchase by the seller according to several criteria, including that each receivable:

          o has an original number of payments of not more than 84 payments and not less than twelve payments;

          o has a remaining maturity of not more than 84 months and not less than three months;

          o provides for level monthly payments that fully amortize the amount financed over the original term; and

          o has a contract rate of interest (exclusive of prepaid finance charges) of not less than 6.00%.

         The  weighted  average   remaining   maturity  of  the  receivables  is
approximately 69 months as of January 31, 2000.

         Approximately 99.67% of the aggregate principal balance of the receivables as of January 31, 2000 are simple interest contracts which provide for equal monthly payments. Approximately 0.33% of the aggregate principal balance of the receivables as of January 31, 2000 are precomputed receivables originated in the State of California. All of such precomputed receivables are rule of 78's receivables. Approximately 30.26% of the aggregate principal balance of the receivables as of January 31, 2000 represent financing of new vehicles; the remainder of the receivables represent financing of used vehicles.

         Receivables representing more than 10% of the aggregate principal balance of the receivables as of January 31, 2000 were originated in the States of North Carolina and Texas. The performance of the receivables in the aggregate could be adversely affected in particular by the development of adverse economic conditions in such states.

 Composition of the Receivables by Financed Vehicle Type as of January 31, 2000


                                                                                                     Weighted
                                                                   Aggregate          Original         Average
                                                   Number of        Principal         Principal       Contract
                                                  Receivables        Balance           Balance          Rate
                                                  -----------        -------           -------          ----
New Automobiles and Light-Duty Trucks............     4,289     $  77,782,021.40   $  87,324,906.19     11.96%
Used Automobiles and Light-Duty Trucks...........    13,900       180,134,461.24     204,658,500.18     13.59%
New Vans (1).....................................       383         7,755,961.42       8,979,637.23     11.70%
Used Vans (1)....................................     1,279        17,048,895.87      19,769,855.60     13.38%
                                                     ------      ---------------    ---------------     -----
All Receivables..................................    19,851      $282,721,339.93    $320,732,899.20     13.08%
                                                     ======      ===============    ===============     =====


                                                      Weighted       Weighted       Percent
                                                       Average        Average     of Aggregate
                                                      Remaining      Original      Principal
                                                       Term(2)        Term(2)       Balance(3)
                                                       -------        -------      ----------

New Automobiles and Light-Duty Trucks..........         71.4 mos.      76.0 mos.      27.51%
Used Automobiles and Light-Duty Trucks.........         67.8 mos.      71.9 mos.      63.71
New Vans (1)...................................         69.2 mos.      75.9 mos.       2.74
Used Vans (1)..................................         67.7 mos.      72.3 mos.       6.03
                                                        ----           ----          ------
All Receivables................................         68.8 mos.      73.2 mos.     100.00%
                                                        ====           ====          ======


(1) References to vans include minivans and van conversions.
(2) Based on scheduled maturity and assuming no prepayments of the receivables.
(3) Sum may not equal 100% due to rounding.

    Distribution of the Receivables by Remaining Term as of January 31, 2000


                                                           Percent                                   Percent
                                                          of Total                Aggregate        of Aggregate
       Remaining                   Number of               Number of             Principal          Principal
      Term Range                   Receivables          Receivables (1)            Balance          Balance(1)
      ----------                   -----------          ---------------            -------          ----------
    1 to 12 months...........         1,246                  6.28%            $   2,863,680.87           1.01%
   13 to 24 months...........         2,053                 10.34                10,734,326.23           3.80
   25 to 36 months...........           957                  4.82                 8,088,213.77           2.86
   37 to 48 months...........         1,109                  5.59                11,944,668.33           4.22
   49 to 60 months...........         2,552                 12.86                34,421,554.07          12.18
   61 to 72 months...........         5,332                 26.86                85,421,288.04          30.21
   73 to 84 months...........         6,602                 33.26               129,247,608.62          45.72
                                     ------                ------              ---------------         ------
             Total...........        19,851                100.00%             $282,721,339.93         100.00%
                                     ======                ======              ===============         ======

(1) Sum may not equal 100% due to rounding.

        Geographic Distribution of the Receivables as of January 31, 2000


                                                            Percent                                    Percent
                                                           of Total               Aggregate         of Aggregate
                                    Number of              Number of              Principal          Principal
     State (1) (2)                 Receivables          Receivables (3)           Balance            Balance (3)
     -------------                 -----------          ---------------           -------            -----------
Arizona......................           612                  3.08%            $   7,611,005.43           2.69%
California...................         2,051                 10.33                28,180,554.73           9.97
Colorado.....................           483                  2.43                 7,222,051.73           2.55
Connecticut..................           129                  0.65                 2,035,881.12           0.72
Delaware.....................            60                  0.30                   915,841.02           0.32
Florida......................           980                  4.94                13,224,774.12           4.68
Georgia......................           813                  4.10                12,399,816.81           4.39
Idaho........................            72                  0.36                 1,156,747.89           0.41
Illinois.....................         1,682                  8.47                21,321,164.91           7.54
Indiana......................           646                  3.25                 8,623,725.11           3.05
Iowa ........................           383                  1.93                 5,511,293.38           1.95
Kansas.......................           102                  0.51                 1,446,427.96           0.51
Kentucky.....................            49                  0.25                   731,624.94           0.26
Maryland.....................           133                  0.67                 2,191,884.74           0.78
Massachusetts................           362                  1.82                 5,859,840.22           2.07
Michigan.....................           321                  1.62                 5,248,389.00           1.86
Minnesota....................           378                  1.90                 5,761,499.91           2.04
Missouri.....................           462                  2.33                 6,631,628.97           2.35
Nebraska.....................           110                  0.55                 1,489,697.53           0.53
Nevada.......................           100                  0.50                 1,544,500.12           0.55
New Jersey...................            56                  0.28                   822,366.97           0.29
New Mexico...................            91                  0.46                   933,074.05           0.33
North Carolina...............         2,339                 11.78                34,967,107.40          12.37
Ohio ........................         1,530                  7.71                19,534,463.89           6.91
Oklahoma.....................           721                  3.63                 8,853,557.13           3.13
Oregon.......................           140                  0.71                 2,051,281.18           0.73
Pennsylvania.................           249                  1.25                 3,721,445.63           1.32
South Carolina...............           635                  3.20                10,255,458.32           3.63
South Dakota.................             2                  0.01                    23,699.86           0.01
Tennessee....................           481                  2.42                 7,953,775.98           2.81
Texas........................         2,058                 10.37                32,123,961.35          11.36
Utah ........................           204                  1.03                 3,333,710.53           1.18
Virginia.....................           849                  4.28                10,358,555.63           3.66
Washington...................           225                  1.13                 4,139,483.66           1.46
Wisconsin....................           343                  1.73                 4,541,048.71           1.61
                                     ------                ------             ----------------         ------
         Total...............        19,851                100.00%            $ 282,721,339.93         100.00%
                                     ======                ======             ================         ======


(1) Based on address of the dealer selling the related financed vehicle.
(2) Receivables originated in Ohio were solicited by dealers for direct financing by UAC or its predecessor. All other receivables were originated by dealers and purchased from such dealers by UAC or its predecessor.
(3) Sum may not equal 100% due to rounding.

            Distribution of the Receivables by Financed Vehicle Model

                           Year as of January 31, 2000


                                                                  Percent                            Percent
                                                                 of Total         Aggregate       of Aggregate
   Model                                       Number of         Number of        Principal        Principal
   Year                                       Receivables     Receivables(1)      Balance          Balance(1)
   ----                                       -----------     --------------      -------          ----------
   1990 and earlier.....................           532             2.68%      $   2,399,689.43        0.85%
   1991.................................           653             3.29           3,158,766.56        1.12
   1992.................................           971             4.89           5,456,263.84        1.93
   1993.................................         1,429             7.20          10,218,475.55        3.61
   1994.................................         1,743             8.78          15,211,574.42        5.38
   1995.................................         2,664            13.42          28,649,500.07       10.13
   1996.................................         2,192            11.04          33,038,797.16       11.69
   1997.................................         2,351            11.84          40,048,167.66       14.17
   1998.................................         1,951             9.83          34,724,751.63       12.28
   1999.................................         2,442            12.30          48,782,192.77       17.25
   2000.................................         2,923            14.72          61,033,160.84       21.59
                                                ------           ------        ---------------      ------
               Total....................        19,851           100.00%       $282,721,339.93      100.00%
                                                ======           ======        ===============      ======


(1) Sum may not equal 100% due to rounding.


     Distribution of the Receivables by Contract Rate as of January 31, 2000


                                                                  Percent                            Percent
                                                                 of Total          Aggregate      of Aggregate
                                               Number of         Number of         Principal       Principal
Contract Rate Range                           Receivables     Receivables(1)       Balance         Balance(1)
-------------------                           -----------     --------------       -------         ----------
    Less than 7.000%......................         134             0.68%        $ 2,053,550.53        0.73%
    7.000 to  7.999%......................         320             1.61           5,370,410.50        1.90
    8.000 to  8.999%......................         457             2.30           7,808,833.19        2.76
    9.000 to  9.999%......................         844             4.25          14,543,362.43        5.14
   10.000 to 10.999%......................       1,361             6.86          22,998,754.49        8.13
   11.000 to 11.999%......................       2,209            11.13          35,399,409.05       12.52
   12.000 to 12.999%......................       3,497            17.62          50,977,650.46       18.03
   13.000 to 13.999%......................       3,619            18.23          49,623,476.94       17.55
   14.000 to 14.999%......................       3,390            17.08          44,016,265.95       15.57
   15.000 to 15.999%......................       2,077            10.46          25,308,094.67        8.95
   16.000 to 16.999%......................         892             4.49          11,677,837.58        4.13
   17.000 to 17.999%......................         456             2.30           5,825,909.91        2.06
   18.000 to 18.999%......................         502             2.53           6,306,143.26        2.23
   19.000 to 19.999%......................          46             0.23             434,454.05        0.15
   20.000 to 20.999%......................          33             0.17             286,290.00        0.10
   21.000 to 21.999%......................           9             0.05              48,805.38        0.02
   22.000 to 22.999%......................           4             0.02              31,347.24        0.01
   24.000 to 24.999%......................           1             0.01              10,744.30        0.00
                                                ------           ------        ---------------      ------
               Total......................      19,851           100.00%       $282,721,339.93      100.00%
                                                ======           ======        ===============      ======


(1) Sum may not equal 100% due to rounding.

Delinquencies and Net Losses

         We have set forth below certain information about the experience of UAC relating to delinquencies and net losses on the prime fixed rate retail automobile, light truck and van receivables serviced by UAC. We cannot assure you that the delinquency and net loss experience of the receivables will be comparable to that set forth in the following tables.

                           Delinquency Experience (1)

                                              At June 30,                          At December 31,
                                    1997                     1998                      1998
                           ---------------------     ----------------------    ----------------------
                                                     (Dollars in thousands)

                            Number of                 Number of                 Number of
                           Receivables   Amount      Receivables   Amount      Receivables    Amount
                           -----------   ------      -----------   ------      -----------    ------
Servicing portfolio........  173,693   $1,860,272      184,003   $1,978,920      202,890   $2,277,112
                             -------   ----------      -------   ----------      -------   ----------
Delinquencies
   30-59 days..............    2,487   $   27,373        3,179   $   32,967        4,379   $   44,626
   60-89 days..............    1,646       18,931        1,907       20,819        1,682       17,475
   90 days or more.........      723        8,826          657        6,993          694        7,161
                             -------   ----------      -------   ----------      -------   ----------
Total delinquencies........    4,856   $   55,130        5,743   $   60,779        6,755   $   69,262
                             =======   ==========      =======   ==========      =======   ==========
Total delinquencies as a
   percent of servicing
   portfolio...............     2.80%        2.96%        3.12%        3.07%        3.33%        3.04%


                                 At June 30,               At December 31,
                                     1999                      1999
                            -----------------------    -----------------------
                                           (Dollars in thousands)

                             Number of                  Number of
                            Receivables   Amount       Receivables   Amount
                            -----------   ------       -----------   ------
Servicing portfolio........    213,746   $2,464,371      217,904    $2,540,391
                               -------   ----------      -------    ----------
Delinquencies
   30-59 days..............      3,962   $   41,475        4,636    $   49,988
   60-89 days..............      1,614       16,654        2,202        24,505
   90 days or more.........        670        6,754          944        10,151
                               -------   ----------      -------    ----------
Total delinquencies........      6,246   $   64,883        7,782    $   84,644
                               =======   ==========      =======    ==========
Total delinquencies as a
   percent of servicing
   portfolio...............       2.92%        2.63%        3.57%         3.33%

                           Credit Loss Experience (1)

                                                  Year ended June 30,                      Six Months Ended
                                          1997                        1998              December 31, 1998 (5)
                                 -------------------------  -------------------------   ------------------------
                                                             (Dollars in thousands)

                                  Number of                   Number of                   Number of
                                 Receivables     Amount      Receivables     Amount      Receivables    Amount
                                 -----------  ------------  ------------  ------------  ------------  -----------
Avg. servicing portfolio(2)..      164,858     $1,759,666      179,822     $1,922,977      195,521     $2,161,458
                                  --------     ----------      -------     ----------      -------     ----------

Gross charge-offs............        6,280     $   70,830        7,909     $   87,325        4,082     $   42,990
Recoveries (3)...............                      28,511                      33,546                      16,455
                                               ----------                  ----------                  ----------
Net losses...................                  $   42,319                  $   53,779                  $   26,535
                                               ==========                  ==========                  ==========
Gross charge-offs as a % of
     average servicing
     portfolio(4)............         3.81%          4.03%        4.40%          4.54%        4.18%          3.98%
Recoveries as a % of gross
     charge-offs.............                       40.25%                      38.41%                      38.28%
Net losses as a % of average
     servicing portfolio(4)..                        2.40%                       2.80%                       2.46%


                                      Year Ended              Six Months Ended
                                     June 30, 1999          December 31, 1999 (5)
                               -------------------------------------------------
                                             (Dollars in thousands)

                                Number of                   Number of
                               Receivables     Amount      Receivables    Amount
                               -------------------------------------------------
Avg. servicing portfolio(2)..    202,187     $2,269,177     217,102     $2,526,278
                                 -------     ----------     -------     ----------

Gross charge-offs............      7,752     $   82,437       4,235     $   46,037
Recoveries (3)...............                    32,526                     18,370
                                             ----------                 ----------
Net losses...................                $   49,911                 $   27,667
                                             ==========                 ==========
Gross charge-offs as a % of
     average servicing
     portfolio(4)............       3.83%          3.63%       3.90%          3.64%
Recoveries as a % of gross
     charge-offs.............                     39.45%                     39.90%
Net losses as a % of average
     servicing portfolio(4)..                      2.20%                      2.19%

(1) There is generally no recourse to dealers under any of the receivables in the portfolio serviced by UAC, except to the extent of representations and warranties made by dealers in connection with such receivables.

(2) Equals the monthly arithmetic average, and includes receivables sold in prior securitization transactions.

(3) Recoveries include recoveries on receivables previously charged off, cash recoveries and unsold repossessed assets carried at fair market value.

(4) Variation in the size of the portfolio serviced by UAC will affect the percentages in "Gross charge-offs as a percentage of average servicing portfolio" and "Net losses as a percentage of average servicing portfolio."

(5) Percentages are annualized in "Gross charge-offs as a percentage of average servicing portfolio" and "Net losses as a percentage of average servicing portfolio" for partial years.

Delinquency and Credit Loss Experience

         As indicated in the foregoing delinquency experience table, the delinquency percentage for UAC's prime automobile portfolio based upon outstanding balances of receivables 30 days past due and over increased to 3.33% at December 31, 1999 compared to 3.04% and 2.63% at December 31, 1998 and June 30, 1999, respectively.

         As indicated in the foregoing credit loss experience table, net credit losses on UAC's prime automobile portfolio totaled approximately $27.7 million for the six months ended December 31, 1999, or 2.19% (annualized) of the average servicing portfolio, compared to $26.5 million, or 2.46% (annualized) for the six months ended December 31, 1998. For the year ended June 30, 1999, net credit losses on UAC's prime automobile portfolio totaled approximately $49.9 million, or 2.20% of the average servicing portfolio.

         The delinquency percentage increased slightly from June 30, 1999 to December 31, 1999. UAC ascribes this increase to deterioration in the credit quality of pools prior to the UACSC 1997-B Auto Trust and to seasonal factors adversely affecting portfolio performance during the winter months. UAC attributes improving trends in its credit loss and delinquency experience with pools securitized since 1997 to strategic changes in its origination and collection departments. The efforts in the origination department include:

          o    implementing tighter credit standards in March 1997;

          o developing quality control procedures that rank a prospective obligor by credit score and by predetermined debt and income ratios;

          o growing the portfolio with quality obligors through dealer development and dealer expansion;

          o    increasing the staff in the origination department; and

          o    expanding the origination department's hours of service.

The collection department's efforts to improve delinquency and credit loss performance include:

          o restructuring the collectors to form specialized sub-departments of collectors for auxiliary functions such as skip tracing and high risk accounts;

          o initiating collection calls earlier in the delinquency process through the use of a power dialer;

          o targeting higher risk obligors through the use of quarterly updated credit scores; and

          o    increasing collection efforts on charged-off accounts.

         Recoveries as a percentage of gross charge-offs improved to 39.90% for the six months ended December 31, 1999, compared to 38.28% and 39.45% for the six months ended December 31, 1998, and the twelve months ended June 30, 1999, respectively. In an effort to improve recovery rates, UAC opened a franchised new car dealership in Indianapolis in July 1998 and is retailing a portion of its repossessed automobiles through the dealership. UAC expects to continue this method of disposing of repossessions and strictly monitor the rest of its repossession and resale process. UAC believes that these efforts should improve the recovery rate. Although the overall recovery percentage remains below UAC's expectations, recovery rates for repossessed automobiles sold by UAC's retail operations have been significantly higher than recovery rates on vehicles sold at auction. However, only approximately 17% of all repossessed automobiles sold by UAC during the last twelve months were sold through its new retail operation.

         UAC's expectations with respect to delinquency and credit loss trends constitute forward-looking statements and are subject to important factors that could cause actual results to differ materially from those projected by UAC. Such factors include, but are not limited to, general economic factors affecting obligors' abilities to make timely payments on their indebtedness such as employment status, rates of consumer bankruptcy, consumer debt levels generally and the interest rates applicable thereto. In addition, credit losses are affected by UAC's ability to realize on recoveries of repossessed vehicles, including, but not limited to, the market for used cars at any given time.

                       WEIGHTED AVERAGE LIFE OF THE NOTES

         Information regarding certain maturity and prepayment considerations about the notes is described under "Weighted Average Life of the Securities" in the accompanying prospectus. Because the rate of payment on principal of the notes depends primarily on the rate of payment of the receivables (including voluntary prepayments, principal in respect of receivables as to which there has been a default, principal in respect of required repurchases or purchases of receivables by UAC or the servicer, and the application of excess Available Funds to pay principal on the notes), final payment on each class of notes could occur much earlier than the applicable final maturity date. You will bear the risk of being able to reinvest early principal payments on the notes at yields at least equal to the yield on your notes.

          Prepayments on retail installment sale contracts, such as the receivables, can be measured relative to a prepayment standard or model. The model used in this prospectus supplement is the Absolute Prepayment Model ("ABS"). The ABS model represents an assumed rate of prepayment each month relative to the original number of receivables in a pool. The ABS model further assumes that all of the receivables are the same size, amortize at the same rate and that each receivable will be paid as scheduled or will be prepaid in full. For example, in a pool of receivables originally containing 100 receivables, a 1% ABS rate means that one receivable prepays in full each month. The ABS model, like any prepayment model, does not claim to be either a historical description of prepayment experience or a prediction of the anticipated rate of prepayment.

         The tables on pages S-21 to S-23 have been prepared on the basis of certain assumptions, including that:

          o all payments on the receivables are made on the last day of each month and include a full month of interest;

          o payments on the class A-1 notes are paid in cash on each payment date commencing March 8, 2000 and on the eighth calendar day of each subsequent month or, if such day is not a business day, on the next business day, in accordance with the description set forth under "The Notes -- Payments on the Notes;"

          o payments on the notes other than the class A-1 notes are paid in cash on each payment date commencing March 8, 2000 and on the eighth calendar day of each subsequent month in accordance with the description set forth under "The Notes -- Payments on the Notes;"

          o    the closing date will be February 15, 2000;

          o the first collection period will be February 1, 2000 through February 29, 2000;

          o    the interest rates for the notes are as follows:

                           class A-1 notes           5.9875%
                           class A-2 notes           6.67%
                           class A-3 notes           7.25%
                           class A-4 notes           7.33%
                           class B notes             7.46%

          o    the   insurance   premium  is  paid  from  cash  flows  from  the
               receivables as required under the policy;

          o    the spread account will not earn interest;

          o no defaults or delinquencies in the payment of any of the receivables occur;

          o    no  receivables   are   repurchased   due  to  a  breach  of  any
               representation or warranty or for any other reason; and

          o the servicer exercises its rights with respect to the optional purchase of the receivables on the first payment date that it is entitled to exercise such rights.

The tables indicate the projected weighted average life of each class of notes and set forth the percentage of the initial aggregate principal balance of each class of notes that is projected to be outstanding after each of the payment dates shown at specified ABS percentages. The tables also assume that the receivables have been aggregated into five hypothetical pools with all of the receivables within each such pool having the characteristics described below:



                                                           Weighted Average       Weighted Average
                 Cutoff Date        Weighted Average       Original Term to       Remaining Term to
     Pool     Principal Balance      Note Rate           Maturity (in Months)   Maturity (in Months)
     ----     -----------------      ---------           --------------------   --------------------
       1     $   17,645,251.51        14.040%                   75                       22
       2         16,055,004.26        11.665%                   43                       42
       3         33,280,142.10        12.569%                   60                       58
       4         82,446,643.38        12.951%                   70                       69
       5        133,294,298.68        13.323%                   82                       81
             -----------------
     Total   $  282,721,339.93
             =================

         The information included in the following tables consists of forward-looking statements and involves risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The actual characteristics and performance of the receivables will differ from the assumptions used in constructing the tables on pages S-21 to S-23. We have provided these hypothetical illustrations using the assumptions listed above to give you a general illustration of how the aggregate principal balance of the notes may decline. However, it is highly unlikely that the receivables will prepay at a constant ABS until maturity or that all of the receivables will prepay at the same ABS. In addition, the diverse terms of receivables within each of the five hypothetical pools could produce slower or faster rates of principal payments than indicated in the table at the various specified ABS rates. Any difference between such hypothetical assumptions and the actual characteristics, performance and prepayment experience of the receivables will cause the actual percentages of the initial principal balances of the notes outstanding over time and the weighted average lives of the notes to vary from what is illustrated in the tables below.

================================================================================
                  Important notice regarding calculation of the
                 weighted average life and the assumptions upon
                which the tables on pages S-21 to S-23 are based

            The weighted average life of a note is determined by: (a) multiplying the amount of each principal payment on the applicable note by the number of years from the assumed closing date to the related payment date, (b) adding the results, and (c) dividing the sum by the related initial principal amount of such note.

            The tables on pages S-21 to S-23 have been  prepared  based on
   (and should be read in conjunction  with) the assumptions  described on
   pages  S-19  and  S-20   (including  the   assumptions   regarding  the
   characteristics  and performance of the receivables,  which will differ from the actual characteristics and performance of the receivables).
================================================================================


         Percent of Initial Note Balance at Various ABS Percentages (1)

                                       Class A-1 Notes                                Class A-2 Notes
                          ----------------------------------------      ----------------------------------------
Payment Date               1.0%     1.4%     1.6%    1.8%     2.5%       1.0%     1.4%     1.6%    1.8%     2.5%
----------------------------------------------------------------------------------------------------------------
Closing Date..............100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 1  March, 2000........... 73.8%    68.4%    63.7%   45.7%     4.9%     100.0%   100.0%   100.0%  100.0%   100.0%
 2  April, 2000........... 49.3%    38.6%    29.5%    0.0%     0.0%     100.0%   100.0%   100.0%   98.4%    90.3%
 3  May, 2000............. 28.2%    12.5%     0.0%    0.0%     0.0%     100.0%   100.0%    99.7%   86.2%    80.0%
 4  June, 2000............  7.7%     0.0%     0.0%    0.0%     0.0%     100.0%    95.8%    90.1%   78.3%    70.0%
 5  July, 2000............  0.0%     0.0%     0.0%    0.0%     0.0%      95.8%    87.5%    80.7%   70.4%    60.2%
 6  August, 2000..........  0.0%     0.0%     0.0%    0.0%     0.0%      89.1%    79.4%    71.5%   62.7%    50.5%
 7  September, 2000.......  0.0%     0.0%     0.0%    0.0%     0.0%      82.5%    71.5%    62.6%   55.0%    40.9%
 8  October, 2000.........  0.0%     0.0%     0.0%    0.0%     0.0%      75.9%    63.6%    53.9%   47.3%    31.5%
 9  November, 2000........  0.0%     0.0%     0.0%    0.0%     0.0%      69.4%    56.0%    45.4%   39.8%    22.2%
10  December, 2000........  0.0%     0.0%     0.0%    0.0%     0.0%      63.0%    48.4%    37.8%   32.4%    13.0%
11  January, 2001.........  0.0%     0.0%     0.0%    0.0%     0.0%      56.6%    41.1%    31.0%   25.0%     4.0%
12  February, 2001........  0.0%     0.0%     0.0%    0.0%     0.0%      50.3%    33.8%    24.2%   17.7%     0.0%
13  March, 2001...........  0.0%     0.0%     0.0%    0.0%     0.0%      44.0%    26.8%    17.4%   10.6%     0.0%
14  April, 2001...........  0.0%     0.0%     0.0%    0.0%     0.0%      37.8%    19.9%    10.8%    3.5%     0.0%
15  May, 2001.............  0.0%     0.0%     0.0%    0.0%     0.0%      31.7%    13.1%     4.2%    0.0%     0.0%
16  June, 2001............  0.0%     0.0%     0.0%    0.0%     0.0%      25.7%     6.6%     0.0%    0.0%     0.0%
17  July, 2001............  0.0%     0.0%     0.0%    0.0%     0.0%      19.7%     0.1%     0.0%    0.0%     0.0%
18  August, 2001..........  0.0%     0.0%     0.0%    0.0%     0.0%      13.8%     0.0%     0.0%    0.0%     0.0%
19  September, 2001.......  0.0%     0.0%     0.0%    0.0%     0.0%       7.9%     0.0%     0.0%    0.0%     0.0%
20  October, 2001.........  0.0%     0.0%     0.0%    0.0%     0.0%       2.2%     0.0%     0.0%    0.0%     0.0%
21  November, 2001........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
22  December, 2001........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
23  January, 2002.........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
24  February, 2002........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
25  March, 2002...........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
26  April, 2002...........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
27  May, 2002.............  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
28  June, 2002............  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
29  July, 2002............  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
30  August, 2002..........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
31  September, 2002.......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
32  October, 2002.........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
33  November, 2002........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
34  December, 2002........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
35  January, 2003.........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
36  February, 2003........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
37  March, 2003...........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
38  April, 2003...........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
39  May, 2003.............  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
40  June, 2003............  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
41  July, 2003............  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
42  August, 2003..........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
43  September, 2003.......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
44  October, 2003.........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
45  November, 2003........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
46  December, 2003........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
47  January, 2004.........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
48  February, 2004........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
49  March, 2004...........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
50  April, 2004...........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
51  May, 2004.............  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
52  June, 2004............  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
53  July, 2004............  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
54  August, 2004..........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
55  September, 2004.......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
56  October, 2004.........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
57  November, 2004........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
Weighted Average
     Life (years).........  0.20     0.16     0.14    0.10     0.07       1.04     0.85     0.75    0.67     0.53

(1) See the important notice on page S-20 of these materials regarding calculation of the weighted average life and the assumptions upon which these tables are based.


         Percent of Initial Note Balance at Various ABS Percentages (1)

                                       Class A-3 Notes                                Class A-4 Notes
                          ----------------------------------------      ----------------------------------------
Payment Date               1.0%     1.4%     1.6%    1.8%     2.5%       1.0%     1.4%     1.6%    1.8%     2.5%
----------------------------------------------------------------------------------------------------------------
Closing Date..............100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 1  March, 2000...........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 2  April, 2000...........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 3  May, 2000.............100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 4  June, 2000............100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 5  July, 2000............100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 6  August, 2000..........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 7  September, 2000.......100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 8  October, 2000.........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 9  November, 2000........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
10  December, 2000........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
11  January, 2001.........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
12  February, 2001........100.0%   100.0%   100.0%  100.0%    94.9%     100.0%   100.0%   100.0%  100.0%   100.0%
13  March, 2001...........100.0%   100.0%   100.0%  100.0%    86.0%     100.0%   100.0%   100.0%  100.0%   100.0%
14  April, 2001...........100.0%   100.0%   100.0%  100.0%    77.1%     100.0%   100.0%   100.0%  100.0%   100.0%
15  May, 2001.............100.0%   100.0%   100.0%   96.4%    68.5%     100.0%   100.0%   100.0%  100.0%   100.0%
16  June, 2001............100.0%   100.0%    97.7%   89.3%    59.9%     100.0%   100.0%   100.0%  100.0%   100.0%
17  July, 2001............100.0%   100.0%    91.1%   82.4%    51.5%     100.0%   100.0%   100.0%  100.0%   100.0%
18  August, 2001..........100.0%    93.8%    84.6%   75.5%    43.3%     100.0%   100.0%   100.0%  100.0%   100.0%
19  September, 2001.......100.0%    87.6%    78.2%   68.7%    35.3%     100.0%   100.0%   100.0%  100.0%   100.0%
20  October, 2001.........100.0%    81.7%    71.9%   62.1%    27.4%     100.0%   100.0%   100.0%  100.0%   100.0%
21  November, 2001........ 96.4%    75.8%    65.7%   55.5%    19.7%     100.0%   100.0%   100.0%  100.0%   100.0%
22  December, 2001........ 90.7%    70.0%    59.6%   49.1%    12.1%     100.0%   100.0%   100.0%  100.0%   100.0%
23  January, 2002......... 85.5%    64.2%    53.5%   42.8%     4.7%     100.0%   100.0%   100.0%  100.0%   100.0%
24  February, 2002........ 80.4%    58.6%    47.6%   36.6%     0.0%     100.0%   100.0%   100.0%  100.0%    96.1%
25  March, 2002........... 75.4%    53.0%    41.8%   30.5%     0.0%     100.0%   100.0%   100.0%  100.0%    85.3%
26  April, 2002........... 70.4%    47.5%    36.0%   24.5%     0.0%     100.0%   100.0%   100.0%  100.0%    74.7%
27  May, 2002............. 65.4%    42.1%    30.4%   18.6%     0.0%     100.0%   100.0%   100.0%  100.0%    64.4%
28  June, 2002............ 60.5%    36.8%    24.9%   12.9%     0.0%     100.0%   100.0%   100.0%  100.0%    54.4%
29  July, 2002............ 55.7%    31.6%    19.4%    7.3%     0.0%     100.0%   100.0%   100.0%  100.0%    44.7%
30  August, 2002.......... 50.9%    26.4%    14.1%    1.8%     0.0%     100.0%   100.0%   100.0%  100.0%    35.3%
31  September, 2002....... 46.1%    21.4%     8.9%    0.0%     0.0%     100.0%   100.0%   100.0%   94.4%    26.2%
32  October, 2002......... 41.4%    16.4%     3.8%    0.0%     0.0%     100.0%   100.0%   100.0%   86.4%     0.0%
33  November, 2002........ 36.7%    11.5%     0.0%    0.0%     0.0%     100.0%   100.0%    98.2%   78.5%     0.0%
34  December, 2002........ 32.1%     6.7%     0.0%    0.0%     0.0%     100.0%   100.0%    90.6%   70.8%     0.0%
35  January, 2003......... 27.6%     2.0%     0.0%    0.0%     0.0%     100.0%   100.0%    83.3%   63.4%     0.0%
36  February, 2003........ 23.1%     0.0%     0.0%    0.0%     0.0%     100.0%    96.1%    76.1%   56.1%     0.0%
37  March, 2003........... 18.7%     0.0%     0.0%    0.0%     0.0%     100.0%    89.1%    69.2%   49.1%     0.0%
38  April, 2003........... 14.3%     0.0%     0.0%    0.0%     0.0%     100.0%    82.4%    62.4%   42.3%     0.0%
39  May, 2003............. 10.0%     0.0%     0.0%    0.0%     0.0%     100.0%    75.8%    55.8%   35.7%     0.0%
40  June, 2003............  5.8%     0.0%     0.0%    0.0%     0.0%     100.0%    69.3%    49.4%   29.4%     0.0%
41  July, 2003............  1.6%     0.0%     0.0%    0.0%     0.0%     100.0%    63.0%    43.2%   23.2%     0.0%
42  August, 2003..........  0.0%     0.0%     0.0%    0.0%     0.0%      96.1%    56.9%    37.2%    0.0%     0.0%
43  September, 2003.......  0.0%     0.0%     0.0%    0.0%     0.0%      90.2%    51.2%    31.6%    0.0%     0.0%
44  October, 2003.........  0.0%     0.0%     0.0%    0.0%     0.0%      84.5%    45.8%    26.2%    0.0%     0.0%
45  November, 2003........  0.0%     0.0%     0.0%    0.0%     0.0%      78.9%    40.4%    21.1%    0.0%     0.0%
46  December, 2003........  0.0%     0.0%     0.0%    0.0%     0.0%      73.4%    35.2%     0.0%    0.0%     0.0%
47  January, 2004.........  0.0%     0.0%     0.0%    0.0%     0.0%      67.9%    30.2%     0.0%    0.0%     0.0%
48  February, 2004........  0.0%     0.0%     0.0%    0.0%     0.0%      62.6%    25.4%     0.0%    0.0%     0.0%
49  March, 2004...........  0.0%     0.0%     0.0%    0.0%     0.0%      57.3%    20.7%     0.0%    0.0%     0.0%
50  April, 2004...........  0.0%     0.0%     0.0%    0.0%     0.0%      52.2%     0.0%     0.0%    0.0%     0.0%
51  May, 2004.............  0.0%     0.0%     0.0%    0.0%     0.0%      47.1%     0.0%     0.0%    0.0%     0.0%
52  June, 2004............  0.0%     0.0%     0.0%    0.0%     0.0%      42.2%     0.0%     0.0%    0.0%     0.0%
53  July, 2004............  0.0%     0.0%     0.0%    0.0%     0.0%      37.3%     0.0%     0.0%    0.0%     0.0%
54  August, 2004..........  0.0%     0.0%     0.0%    0.0%     0.0%      32.6%     0.0%     0.0%    0.0%     0.0%
55  September, 2004.......  0.0%     0.0%     0.0%    0.0%     0.0%      28.0%     0.0%     0.0%    0.0%     0.0%
56  October, 2004.........  0.0%     0.0%     0.0%    0.0%     0.0%      23.4%     0.0%     0.0%    0.0%     0.0%
57  November, 2004........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
Weighted Average
     Life (years).........  2.55     2.17     2.00    1.86     1.46       4.21     3.63     3.35    3.09     2.38

(1) See the important notice on page S-20 of these materials regarding calculation of the weighted average life and the assumptions upon which these tables are based.


         Percent of Initial Note Balance at Various ABS Percentages (1)

                                                                 Class B Notes

Payment Date                              1.0%          1.4%         1.6%        1.8%          2.5%
---------------------------------------------------------------------------------------------------
Closing Date........................     100.0%        100.0%       100.0%       100.0%       100.0%
    1    March, 2000................     100.0%        100.0%       100.0%       100.0%       100.0%
    2    April, 2000................     100.0%        100.0%       100.0%       100.0%       100.0%
    3    May, 2000..................     100.0%        100.0%       100.0%       100.0%       100.0%
    4    June, 2000.................     100.0%        100.0%       100.0%       100.0%       100.0%
    5    July, 2000.................     100.0%        100.0%       100.0%       100.0%       100.0%
    6    August, 2000...............     100.0%        100.0%       100.0%       100.0%       100.0%
    7    September, 2000............     100.0%        100.0%       100.0%       100.0%       100.0%
    8    October, 2000..............     100.0%        100.0%       100.0%       100.0%       100.0%
    9    November, 2000.............     100.0%        100.0%       100.0%       100.0%       100.0%
   10    December, 2000.............     100.0%        100.0%       100.0%       100.0%       100.0%
   11    January, 2001..............     100.0%        100.0%       100.0%       100.0%       100.0%
   12    February, 2001.............     100.0%        100.0%       100.0%       100.0%       100.0%
   13    March, 2001................     100.0%        100.0%       100.0%       100.0%       100.0%
   14    April, 2001................     100.0%        100.0%       100.0%       100.0%       100.0%
   15    May, 2001..................     100.0%        100.0%       100.0%       100.0%       100.0%
   16    June, 2001.................     100.0%        100.0%       100.0%       100.0%       100.0%
   17    July, 2001.................     100.0%        100.0%       100.0%       100.0%       100.0%
   18    August, 2001...............     100.0%        100.0%       100.0%       100.0%       100.0%
   19    September, 2001............     100.0%        100.0%       100.0%       100.0%       100.0%
   20    October, 2001..............     100.0%        100.0%       100.0%       100.0%       100.0%
   21    November, 2001.............     100.0%        100.0%       100.0%       100.0%       100.0%
   22    December, 2001.............     100.0%        100.0%       100.0%       100.0%       100.0%
   23    January, 2002..............     100.0%        100.0%       100.0%       100.0%       100.0%
   24    February, 2002.............     100.0%        100.0%       100.0%       100.0%       100.0%
   25    March, 2002................     100.0%        100.0%       100.0%       100.0%       100.0%
   26    April, 2002................     100.0%        100.0%       100.0%       100.0%       100.0%
   27    May, 2002..................     100.0%        100.0%       100.0%       100.0%       100.0%
   28    June, 2002.................     100.0%        100.0%       100.0%       100.0%       100.0%
   29    July, 2002.................     100.0%        100.0%       100.0%       100.0%       100.0%
   30    August, 2002...............     100.0%        100.0%       100.0%       100.0%       100.0%
   31    September, 2002............     100.0%        100.0%       100.0%       100.0%       100.0%
   32    October, 2002..............     100.0%        100.0%       100.0%       100.0%         0.0%
   33    November, 2002.............     100.0%        100.0%       100.0%       100.0%         0.0%
   34    December, 2002.............     100.0%        100.0%       100.0%       100.0%         0.0%
   35    January, 2003..............     100.0%        100.0%       100.0%       100.0%         0.0%
   36    February, 2003.............     100.0%        100.0%       100.0%       100.0%         0.0%
   37    March, 2003................     100.0%        100.0%       100.0%       100.0%         0.0%
   38    April, 2003................     100.0%        100.0%       100.0%       100.0%         0.0%
   39    May, 2003..................     100.0%        100.0%       100.0%       100.0%         0.0%
   40    June, 2003.................     100.0%        100.0%       100.0%       100.0%         0.0%
   41    July, 2003.................     100.0%        100.0%       100.0%       100.0%         0.0%
   42    August, 2003...............     100.0%        100.0%       100.0%         0.0%         0.0%
   43    September, 2003............     100.0%        100.0%       100.0%         0.0%         0.0%
   44    October, 2003..............     100.0%        100.0%       100.0%         0.0%         0.0%
   45    November, 2003.............     100.0%        100.0%       100.0%         0.0%         0.0%
   46    December, 2003.............     100.0%        100.0%         0.0%         0.0%         0.0%
   47    January, 2004..............     100.0%        100.0%         0.0%         0.0%         0.0%
   48    February, 2004.............     100.0%        100.0%         0.0%         0.0%         0.0%
   49    March, 2004................     100.0%        100.0%         0.0%         0.0%         0.0%
   50    April, 2004................     100.0%          0.0%         0.0%         0.0%         0.0%
   51    May, 2004..................     100.0%          0.0%         0.0%         0.0%         0.0%
   52    June, 2004.................     100.0%          0.0%         0.0%         0.0%         0.0%
   53    July, 2004.................     100.0%          0.0%         0.0%         0.0%         0.0%
   54    August, 2004...............     100.0%          0.0%         0.0%         0.0%         0.0%
   55    September, 2004............     100.0%          0.0%         0.0%         0.0%         0.0%
   56    October, 2004..............     100.0%          0.0%         0.0%         0.0%         0.0%
   57    November, 2004.............       0.0%          0.0%         0.0%         0.0%         0.0%
Weighted Average

         Life (years)...............       4.73         4.15         3.81         3.48         2.65

(1) See the important notice on page S-20 of these materials regarding calculation of the weighted average life and the assumptions upon which these tables are based.

                       YIELD AND PREPAYMENT CONSIDERATIONS

         Monthly Interest will be distributed to noteholders on each payment date to the extent of the interest rate applicable to each class of notes applied to the aggregate principal balance for each class of notes, as of the preceding payment date or the closing date, as applicable (after giving effect to payments of principal on such preceding payment date). See "The Notes -- Payments on the Notes" in this prospectus supplement.

         Upon a full or partial prepayment on a receivable, noteholders should receive interest for the full month of such prepayment either:

          (1)  through the distribution of interest paid on the receivables;

          (2)  from a withdrawal from the spread account;

          (3)  by an advance from the servicer; or

          (4)  by a draw on the policy.

         The receivables will have different contract rates. The contract rate on a small percentage of the receivables will not exceed the sum of:

          (1)  the weighted average of the interest rates on the notes;

          (2) the per annum rate used to calculate the insurance premium paid to the insurer; and

          (3)  the per annum rate used to calculate the monthly servicing fee.

         Disproportionate rates of prepayments between receivables with higher and lower contract rates could affect the ability of the trust to pay Monthly Interest to you.

                                    THE NOTES

         The notes will be issued by the trust pursuant to the indenture, and the certificate will be issued pursuant to the trust and servicing agreement. You may request a copy of these agreements (without exhibits) by contacting the servicer at the address set forth under "Reports to Noteholders" in this prospectus supplement. We do not claim that the following summary is complete. For a more detailed description of the agreements, you should read the indenture and the trust and servicing agreement.

Sale and Assignment of Receivables

         We have described (1) the conveyance of the receivables from UAFC to the seller pursuant to a purchase agreement among UAFC, UAC and the seller, (2) the conveyance of the receivables from the seller to the trust pursuant to the trust and servicing agreement, and (3) the grant of a security interest in the receivables from the trust to the indenture trustee pursuant to the indenture in the accompanying prospectus under the heading "Description of the Transfer and Servicing Agreements -- Sale and Assignment of Receivables."

Accounts

         In addition to the collection account, the property of the trust will include the spread account and the payahead account.

         Spread Account. On the closing date, the indenture trustee will establish the spread account for the benefit of the noteholders and the insurer. The amount held in the spread account will increase up to the required spread amount by the deposit of payments on the receivables not used to make payments to the noteholders, the insurer and the servicer for the monthly servicing fee and any permitted reimbursements of outstanding advances on any payment date. Although we intend for the amount on deposit in the spread account to grow over time to equal the required spread amount through monthly deposits of any excess collections on the receivables, we cannot assure you that such growth will actually occur. On each payment date, any amounts on deposit in the spread account after the payment of any amounts owed to the noteholders and the insurer in excess of the required spread amount will be distributed to the certificateholder.

         Under the terms of the indenture, the indenture trustee will withdraw funds from the spread account, up to the amount on deposit in such account, and transfer such funds to the collection account for any deficiency of the monthly servicing fee, Monthly Interest or Monthly Principal, as further described below under "-- Payments on the Notes," prior to making any draw on the policy.

         In the event that the balance of the spread account is reduced to zero and there is a default under the policy on any payment date, the trust will depend solely on current distributions on the receivables to make payments of principal and interest on the notes. In addition, because the market value of motor vehicles generally declines with age and because of difficulties that may be encountered in enforcing motor vehicle contracts as described in the accompanying prospectus under "Certain Legal Aspects of the Receivables," the servicer may not recover the entire amount due on such receivables in the event of a repossession and resale of a financed vehicle securing a receivable in default. In such event, the class B noteholders may suffer a corresponding loss up to the extent of the outstanding principal balance of the class B notes at such time. Any remaining losses will be borne pro rata by the class A noteholders (based upon the then relative outstanding principal balance of each class of class A notes).

         Payahead Account. The servicer will establish a payahead account in the name of the indenture trustee on behalf of obligors on the receivables and the noteholders. The payahead account will initially be maintained with the indenture trustee. To the extent required by the trust and servicing agreement, early payments by or on behalf of obligors on precomputed receivables will be deposited in the payahead account until such time as the payment becomes due. Until such time as payments are transferred from the payahead account to the collection account, they will not constitute collected interest or collected principal and will not be available for payment to noteholders. We will pay the interest earned on the balance in the payahead account to the servicer each month. We will apply collections received on a precomputed receivable during a collection period first to any overdue scheduled payment on such receivable, then to the scheduled payment on such receivable due in such collection period. If the amount collected on a precomputed receivable exceeds the amount required for any overdue scheduled payment or scheduled payment, but is insufficient to prepay the precomputed receivable in full, then generally such excess collections will be transferred to and kept in the payahead account until such amount may be applied either to a later scheduled payment or to prepay such receivable in full.

Advances

         With respect to each receivable delinquent more than 30 days at the end of a collection period, the servicer will make an advance in an amount equal to 30 days of interest, but only if the servicer, in its sole discretion, expects to recover the advance from subsequent collections on the receivable. The servicer will deposit the advance in the collection account on or before the second business day before the payment date. The servicer will recover its advance (1) from subsequent payments by or on behalf of the respective obligor,
(2) from insurance proceeds, or (3) upon the servicer's determination that reimbursement from the preceding sources is unlikely, from any collections made on other receivables.

Payments on the Notes

         Available Funds. The servicer will deposit in the collection account the aggregate principal and interest payments, including full and partial prepayments (except certain prepayments in respect of precomputed receivables as described above under "--Accounts") received on all receivables with respect to the preceding collection period. The funds available for distribution on the next payment date ("Available Funds") will consist of:

          o all payments on the simple interest receivables received during the related collection period; o the scheduled payments received from obligors on precomputed receivables; o interest earned on funds on deposit in the collection account;

          o the net amount to be transferred from the payahead account to the collection account for the related payment date;

          o    all advances for such collection period; and

          o    the purchase  amount for all  receivables  that were purchased or
               repurchased   by  UAC  or  the  servicer   during  the  preceding
               collection period.

         As an administrative convenience, the servicer will be permitted to make the deposit of collections and aggregate advances and purchase amounts for or with respect to the collection period net of distributions to be made to the servicer with respect to the collection period (as described below). The servicer, however, will account to the indenture trustee and to the noteholders as if all deposits and distributions were made individually.

         The servicer will determine the amount of funds necessary to make payments of Monthly Principal and Monthly Interest to the holders of the notes and to pay the monthly servicing fee to the servicer. If there is a deficiency with respect to Monthly Interest or Monthly Principal on any payment date, after giving effect to payments of the monthly servicing fee and permitted reimbursements of outstanding advances to the servicer on such payment date, or if there is a deficiency with respect to the monthly servicing fee, the servicer will direct the indenture trustee to withdraw amounts from the spread account, up to the amount on deposit in such account. If there remains a deficiency of Monthly Interest, Monthly Principal or the monthly servicing fee after such a withdrawal, the servicer will notify the indenture trustee of the remaining deficiency, and the indenture trustee will draw on the policy, up to the Policy Amount, to pay Monthly Interest, Monthly Principal, and the monthly servicing fee. Additionally, if the Available Funds for a payment date are not sufficient to pay current and past due insurance premiums and other amounts owed to the insurer pursuant to the insurance and reimbursement agreement, plus accrued interest thereon, the servicer will notify the indenture trustee and the owner trustee of such deficiency. The amount, if any, then on deposit in the spread account (after giving effect to any withdrawal to satisfy a deficiency described in this and the preceding sentences) will be available to cover such deficiency.

         Payments. On each payment date (unless there has been an event of default under the indenture), the indenture trustee will use the Available Funds (plus any amounts withdrawn from the spread account or drawn on the policy, as applicable) to make the following payments in the following priority:

          (a) without duplication, an amount equal to the sum of (1) the amount of outstanding advances in respect of receivables that became defaulted receivables during the prior collection period plus (2) the amount of outstanding advances in respect of receivables that the servicer determines to be unrecoverable, to the servicer;

          (b)  the  monthly   servicing  fee,   including  any  overdue  monthly
               servicing fee, to the servicer, to the extent not previously distributed to the servicer;

          (c) Class A Monthly Interest (including any overdue amounts) to the class A noteholders;

          (d) Class B Monthly Interest (including any overdue amounts) to the class B noteholders; provided that if the payment date is the final maturity date for a class of class A notes, payments of Class B Monthly Interest to the class B noteholders will be subordinated to payments of Monthly Principal to the holders of such class A notes;

          (e) Monthly Principal (including any overdue amounts) to the class A noteholders, in accordance with the Principal Payment Sequence;

          (f) Monthly Principal (including any overdue amounts) to the class B noteholders, in accordance with the Principal Payment Sequence;

          (g) the insurance premium including any overdue insurance premium plus any accrued interest to the insurer;

          (h) the amount of recoveries of advances (to the extent such recoveries have not previously been reimbursed to the servicer pursuant to clause (a) above), to the servicer;

          (i) the aggregate amount of any unreimbursed draws on the policy payable to the insurer under the insurance and reimbursement agreement for Monthly Interest, Monthly Principal and any other amounts owing to the insurer under the insurance and reimbursement agreement plus accrued interest thereon;

          (j) the amount, if any, which is necessary to increase the amount on deposit in the spread account to the amount required by the insurer, into the spread account;

          (k) to the extent of remaining Available Funds, the unpaid amount, if any, of the Accelerated Principal Payment in respect of principal on the notes to the noteholders in accordance with the Principal Payment Sequence; and

          (l)  the balance into the spread account.

         After all payments and deposits have been made for each payment date, the servicer will determine the amount of funds remaining in the spread account on such date. If the funds in the spread account exceed the required spread amount, the indenture trustee will distribute any such excess to the owner trustee for distribution to the certificateholder or will distribute such excess directly to the certificateholder. Any amounts so distributed to the certificateholder will no longer be property of the trust and will not be available to make payments to you.

         Accelerated Payments Following Indenture Default. If the notes are accelerated following an indenture default, amounts collected will be applied in the following priority:

         (a) first, to pay any unpaid monthly servicing fee and outstanding advances to the servicer;

         (b) second, to pay any accrued and unpaid fees of the indenture trustee and the owner trustee without preference or priority of any kind;

         (c) third, to pay accrued interest on each class of class A notes on a pro rata basis based on the interest accrued (including interest accrued on past due interest) on each class of class A notes;

         (d) fourth, to pay principal on each class of class A notes, on a pro rata basis based on the aggregate principal balance of each class of class A notes, until the aggregate principal balance of each class of class A notes is reduced to zero;

         (e) fifth, to pay accrued interest on the class B notes (including accrued interest on past due interest);

         (f) sixth, to pay principal on the class B notes until the aggregate principal balance of the class B notes is reduced to zero;

         (g) seventh, to pay amounts owing the insurer under the insurance and reimbursement agreement; and

         (h) eighth, to the spread account, to be applied in accordance with the indenture.

         Definitions. The following defined terms are used in this "Payments on the Notes" section.

         "Monthly Principal" for any payment date will equal the sum of the following:

         1.       the  amount by which the  aggregate  principal  balance of the
                  receivables  pool  declined  during  the  related   collection
                  period; and

         2. the additional amount, if any, which is necessary to reduce the principal balance of a class of notes to zero on its final maturity date.

         If there is a shortfall in Available Funds (together with amounts withdrawn from the spread account and/or drawn on the policy) on any payment date, the amount of Monthly Principal otherwise payable to noteholders will be reduced by the lesser of: (1) the amount of such shortfall or (2) the amount, if any, by which the aggregate outstanding principal balance of the notes as of the preceding payment date (after giving effect to all payments of principal on such date) was less than the aggregate principal balance of the receivables pool as of the end of the related collection period. For the purpose of determining Monthly Principal, the unpaid principal balance of a defaulted receivable or a receivable required to be purchased or repurchased by UAC or the servicer will be zero as of the end of the collection period in which such receivable became a defaulted receivable or a purchased receivable. In no event will Monthly Principal exceed the aggregate outstanding principal balance of the notes.

         A defaulted receivable for any collection period is a receivable as to which the earliest to occur of any of the following has occurred: (1) any payment, or part thereof, in excess of $10 is 120 days or more delinquent as of the last day of such collection period; (2) the financed vehicle that secures the receivable has been repossessed; or (3) the receivable has been determined to be uncollectable in accordance with the servicer's customary practices on or prior to the last day of such collection period; provided, however, that any receivable which the seller or the servicer is obligated to repurchase or purchase pursuant to the trust and servicing agreement shall be deemed not to be a defaulted receivable.

         "Accelerated Principal Payment" means, for any payment date, after giving effect to all payments of interest and principal to the noteholders (other than any Accelerated Principal Payment), an amount equal to the amount necessary to reduce the aggregate principal balances of the notes below the aggregate principal balance of the receivables pool as of the end of the related collection period until the aggregate principal balance of the receivables pool exceeds the aggregate principal balance of the notes by 1.0% of the initial aggregate principal balance of notes or $2,827,213.39.

         "Monthly Interest" for any payment date will equal the sum of Class A Monthly Interest and Class B Monthly Interest for such payment date and the related collection period.

         "Class A Monthly Interest" means, for any payment date, the sum of Class A-1 Monthly Interest, Class A-2 Monthly Interest, Class A-3 Monthly Interest and Class A-4 Monthly Interest.

         "Class A-1 Monthly Interest" means:

         (1)      for the first payment date, the product of the following:

                  (a) one-three hundred sixtieth (1/360th) of the class A-1 interest rate,

                  (b) the actual number of days from the closing date through the day before the first payment date, and

                  (c) the aggregate principal balance of the class A-1 notes on the closing date; and

         (2)      for any subsequent payment date, the product of the following:

                  (a) one-three hundred sixtieth (1/360th) of the class A-1 interest rate,

                  (b) the actual number of days from the previous payment date through the day before the related payment date, and

                  (c) the aggregate principal balance of the class A-1 notes as of the immediately preceding payment date (after giving effect to any distribution of principal made on such payment date).

         "Class A-2 Monthly Interest" means:

         (1)      for the first payment date, the product of the following:

                  (a)      one-twelfth of the class A-2 interest rate,

                  (b) the number of days from the closing date (assuming the month of the closing date has 30 days) through the day before the first payment date, divided by 30, and

                  (c) the aggregate principal balance of the class A-2 notes on the closing date; and

         (2)      for any subsequent payment date, the product of the following:

                  (a)      one-twelfth of the class A-2 interest rate, and

                  (b) the aggregate principal balance of the class A-2 notes as of the immediately preceding payment date (after giving effect to any distribution of principal made on such payment date).

         "Class A-3 Monthly Interest" means:

         (1)      for the first payment date, the product of the following:

                  (a)      one-twelfth of the class A-3 interest rate,

                  (b) the number of days from the closing date (assuming the month of the closing date has 30 days) through the day before the first payment date, divided by 30, and

                  (c) the aggregate principal balance of the class A-3 notes on the closing date; and

         (2)      for any subsequent payment date, the product of the following:

                  (a)      one-twelfth of the class A-3 interest rate, and

                  (b) the aggregate principal balance of the class A-3 notes as of the immediately preceding payment date (after giving effect to any distribution of principal made on such payment date).

         "Class A-4 Monthly Interest" means:

         (1)      for the first payment date, the product of the following:

                  (a)      one-twelfth of the class A-4 interest rate,

                  (b) the number of days from the closing date (assuming the month of the closing date has 30 days) through the day before the first payment date, divided by 30, and

                  (c) the aggregate principal balance of the class A-4 notes on the closing date; and

         (2)      for any subsequent payment date, the product of the following:

                  (a)      one-twelfth of the class A-4 interest rate, and

                  (b) the aggregate principal balance of the class A-4 notes as of the immediately preceding payment date (after giving effect to any distribution of principal made on such payment date).

         "Class B Monthly Interest" means:

         (1)      for the first payment date, the product of the following:

                  (a)      one-twelfth of the class B interest rate,

                  (b) the number of days from the closing date (assuming the month of the closing date has 30 days) through the day before the first payment date, divided by 30, and

                  (c) the aggregate principal balance of the class B notes on the closing date; and

         (2)      for any subsequent payment date, the product of the following:

                  (a)      one-twelfth of the class B interest rate, and

                  (b) the aggregate principal balance of the class B notes as of the immediately preceding payment date (after giving effect to any distribution of principal made on such payment date).

         "Principal Payment Sequence" means the order in which Monthly Principal and the Accelerated Principal Payment will be distributed among the noteholders. The order of distribution of Monthly Principal and the Accelerated Principal Payment is:

         (1) to the class A-1 noteholders until the aggregate principal balance of the class A-1 notes has been reduced to zero;

         (2) to the class A-2 noteholders until the aggregate principal balance of the class A-2 notes has been reduced to zero;

         (3) to the class A-3 noteholders until the aggregate principal balance of the class A-3 notes has been reduced to zero;

         (4) to the class A-4 noteholders until the aggregate principal balance of the class A-4 notes has been reduced to zero; and

         (5) to the class B noteholders until the aggregate principal balance of the class B notes has been reduced to zero.

However, if the amount of Available Funds (together with amounts withdrawn from the spread account and/or drawn on the policy) are not sufficient to pay the required payment of Monthly Principal to class A noteholders in full on any payment date, the amount of such funds available to pay Class A Monthly Principal to class A noteholders will be distributed pro rata to the class A noteholders based upon the relative aggregate principal balance of each class of class A notes.

         Example of Payment Date Activities. The following chart sets forth an example of the application of the foregoing provisions to the first payment date on March 8, 2000:

February 1 - February 29, 2000.............. Collection  Period.  The collection period for each payment date is the
                                             calendar   month    preceding   the
                                             payment date. The servicer receives
                                             monthly payments,  prepayments, and
                                             other  proceeds  in  respect of the
                                             receivables  and  deposits  them in
                                             the   collection    account.    The
                                             servicer  may  deduct  the  monthly
                                             servicing fee from such deposits.

March 6, 2000............................... Determination       Date.       The
                                             determination  date  is the  second
                                             business  day  before  the  payment
                                             date.  On or before this date,  the
                                             servicer  delivers  the  servicer's
                                             certificate   setting   forth   the
                                             amounts  to be  distributed  on the
                                             payment date and the amounts of any
                                             deficiencies.   If  necessary,  the
                                             indenture   trustee   notifies  the
                                             insurer  of any draws in respect of
                                             the policy.

March 7, 2000............................... Record Date. The record date is the
                                             day   before  the   payment   date.
                                             Payments  on the  payment  date are
                                             made to  noteholders  of  record at
                                             the close of business on this date.

March 8, 2000............................... Payment  Date.  The payment date is the  eighth  calendar  day  of  the
                                             month,  or if  such  day  is  not a
                                             business  day,  the first  business
                                             day   thereafter.   The   indenture
                                             trustee  withdraws  funds  from the
                                             collection    account    and,    as
                                             necessary,  from the spread account
                                             and then  draws on the  policy,  if
                                             necessary, to pay Monthly Interest,
                                             Monthly     Principal    and,    if
                                             applicable,     the     Accelerated
                                             Principal    Payment,     to    the
                                             noteholders  as  described  in this
                                             prospectus     supplement.      The
                                             indenture    trustee    distributes
                                             Monthly      Interest,      Monthly
                                             Principal, and, if applicable,  the
                                             Accelerated  Principal Payment,  to
                                             the  noteholders,  pays the monthly
                                             servicing  fee  to the  extent  not
                                             previously   paid   and   pays  the
                                             insurance  premium  and  all  other
                                             amounts owing to the insurer.

Distributions on the Certificate

         The certificate will be in the form of a trust certificate initially issued to the seller and will entitle the seller to receive all funds held in the spread account in excess of the required spread amount on each payment date after payment of all amounts owed to the noteholders, the servicer and the insurer. On or after the termination of the trust, the certificateholder is entitled to receive any amounts remaining in the spread account (only after all required payments to the insurer are made) after the payment of expenses and payments to the noteholders. See "-- Accounts" and "-- Payments on the Notes" above.

The Policy

         On or before the closing date, the seller, the trust, UAFC, UAC, in its individual capacity and as servicer, and the insurer will enter into the insurance and reimbursement agreement pursuant to which the insurer will issue an unconditional and irrevocable insurance policy. Subject to the terms of the policy, the insurer will guarantee the payment of the monthly servicing fee, monthly interest and monthly principal up to the policy amount. Under the terms of the indenture, after withdrawal of any amounts in the spread account with respect to a payment date to pay a deficiency in monthly interest or monthly principal, the indenture trustee will be authorized to draw on the policy for the benefit of the noteholders and credit the collection account for such draws as described above under "--Payments on the Notes."

         The maximum amount that may be drawn under the policy on any payment date is limited to the policy amount for such payment date. The policy amount with respect to any payment date will equal:

         (a) the sum of:

              (1) the monthly servicing fee;

              (2) Monthly Interest;

              (3) the lesser of (a) the outstanding  aggregate principal balance of all classes of notes on such payment date (after giving effect to any distributions of available funds and any funds withdrawn from the spread account to pay monthly principal on such payment date) and (b) the initial aggregate principal balances of the notes minus all amounts withdrawn from the spread account or drawn on the policy with respect to principal;

              less:

         (b) all amounts on deposit in the spread account on such payment date (after giving effect to any amounts withdrawn from the spread account on such date).

         The policy will also cover any amount paid or required to be paid by the trust to noteholders that is sought to be recovered as a voidable preference by a trustee in bankruptcy of UAC, the seller or UAFC pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction.

         The insurer will be entitled to receive the insurance premium and certain other amounts on each payment date as described under "--Payments on the Notes" and to receive certain amounts on deposit in the spread account as described above under "--Accounts." Generally, the insurance premium for a payment date will be the product of one-three hundred sixtieth (1/360th) of the policy per annum fee rate (as set forth in the insurance and reimbursement agreement), the actual days elapsed and the aggregate principal balances of the notes as of the preceding payment date (after giving effect to all payments of principal on such date). The insurer will not be entitled to reimbursement of any amounts from the noteholders. The insurer's obligation under the policy is irrevocable and unconditional. The insurer will have no obligation to the noteholders or the indenture trustee other than its obligations under the policy.

         If the balance in the spread account is reduced to zero and there has been a default under the policy, the trust will depend solely on current collections on the receivables to make payments of principal and interest on the notes. In addition, because the market value of motor vehicles generally declines with age and because of difficulties that may be encountered in enforcing motor vehicle contracts as described in the accompanying prospectus under "Certain Legal Aspects of the Receivables," the servicer may not recover the entire amount due on such receivables in the event of a repossession and resale of a financed vehicle securing a receivable in default. In such event, first, the class B noteholders and second, the class A noteholders may suffer a corresponding loss. Any such losses of the class A noteholders will be borne pro rata based upon the relative principal balances of the outstanding classes of class A notes. See " -- Payments on the Notes" above.

Default under the Indenture

         If one of the events of default under the indenture described in the accompanying prospectus occurs, either the insurer or in certain limited circumstances, the noteholders may declare an indenture default. The insurer will control the remedy for an indenture default, unless the insurer is in default under the policy, in which case the noteholders will control the remedy. The party who declares the indenture default may give notice and accelerate the payment of principal in respect of the notes, declaring the principal on the notes immediately due and payable. The rights and remedies of the insurer and the noteholders may include the right to direct the indenture trustee to liquidate the property of the trust. See "Risk Factors -- Noteholders Have a Limited Right to Declare Indenture Defaults or Remedies" in this prospectus supplement and "The Indenture -- Default under the Indenture" in the accompanying prospectus.

Rights of the Insurer upon Servicer Default, Amendment or Waiver

         Upon the occurrence of an event of default by the servicer under the trust and servicing agreement, the insurer, or the owner trustee upon the consent of the insurer, will be entitled to appoint a successor servicer. In addition to the events constituting a servicer default as described in the accompanying prospectus, the trust and servicing agreement will also permit the insurer to appoint a successor servicer and to redirect payments made under the receivables to the indenture trustee upon the occurrence of certain additional events involving a failure of performance by the servicer or a material misrepresentation made by the servicer under the insurance and reimbursement agreement.

         The trust and servicing agreement cannot be amended or any provisions thereof waived without the consent of the insurer if such amendment or waiver would have a materially adverse effect upon the rights of the insurer.

                               THE SELLER AND UAC

         UAC currently acquires receivables from over 4,300 manufacturer franchised automobile dealerships in 35 states. UAC is an Indiana corporation, formed in December 1993 by UAC's predecessor, Union Federal Savings Bank of Indianapolis, to succeed to the predecessor's indirect automobile finance business, which the predecessor had operated since 1986. UAC began purchasing and originating receivables in April 1994. For the fiscal years ended June 30, 1996, 1997, 1998, and 1999, UAC and/or its predecessor acquired prime receivables aggregating $995 million, $1.1 billion, $945 million and $1.4 billion, respectively, representing an annual increase of 8%, an annual decrease of 12%, and an annual increase of 52.9%, respectively. Of the approximately $2.5 billion of receivables in the servicing portfolio of UAC (consisting of the principal balance of receivables held for sale and securitized receivables) at June 30, 1999, approximately 74.43% represented receivables on used cars and approximately 25.57% represented receivables on new cars. The seller is a wholly-owned bankruptcy remote subsidiary of UAC.

                                   THE INSURER

MBIA

         MBIA Insurance Corporation ("MBIA"), the insurer, is the principal operating subsidiary of MBIA Inc., a New York Stock Exchange listed company (the "Company"). The Company is not obligated to pay the debts of or claims against MBIA. MBIA is domiciled in the State of New York and licensed to do business in and subject to regulation under the laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. MBIA has two European branches, one in the Republic of France and the other in the Kingdom of Spain. New York has laws prescribing minimum capital requirements, limiting classes and concentrations of investments and requiring the approval of policy rates and forms. State laws also regulate the amount of both the aggregate and individual risks that may be insured, the payment of dividends by MBIA, changes in control and transactions among affiliates. Additionally, MBIA is required to maintain contingency reserves on its liabilities in certain amounts and for certain periods of time.

         MBIA does not accept any responsibility for the accuracy or completeness of this prospectus supplement or any information or disclosure contained in, or omitted from, this prospectus supplement, other than with respect to the accuracy of the information regarding the policy and MBIA set forth under the heading "The Insurer." Additionally, MBIA makes no representation regarding the notes or the advisability of investing in the notes.

         The  policy   issued  by  MBIA  as  insurer  is  not   covered  by  the
Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

MBIA Financial Information

         The consolidated financial statements of MBIA, a wholly owned subsidiary of the Company, and its subsidiaries as of December 31, 1998 and December 31, 1997 and for each of the three years in the period ended December 31, 1998, prepared in accordance with generally accepted accounting principles ("GAAP"), included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1998, and the consolidated financial statements of MBIA and its subsidiaries as of September 30, 1999 and for the nine month periods ended September 30, 1999 and September 30, 1998 included in the Quarterly Report on Form 10-Q of the Company for the period ended September 30, 1999, are hereby incorporated by reference into this prospectus supplement and shall be deemed to be a part of this prospectus supplement. Any statement contained in a document incorporated by reference in this prospectus supplement shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

         All financial statements of MBIA and its subsidiaries included in documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus supplement and prior to the termination of the offering of the notes shall be deemed to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the respective dates of filing such documents.

         The tables below present selected financial information of MBIA determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP") and GAAP:

                                                    SAP
                                  -------------------------------------------
                                  December 31,                  September 30,
                                      1998                          1999
                                  ------------                  -------------
                                    (Audited)                    (Unaudited)
                                               (in millions)

         Admitted Assets             $6,521                        $6,930
         Liabilities                  4,231                         4,571
         Capital and Surplus          2,290                         2,359

                                                   GAAP
                                  -------------------------------------------
                                  December 31,                  September 30,
                                      1998                          1999
                                  ------------                  -------------
                                    (Audited)                    (Unaudited)
                                               (in millions)

         Assets                      $7,488                        $7,422
         Liabilities                  3,211                         3,234
         Shareholder's Equity         4,277                         4,188

Where You Can Obtain Additional Information About MBIA

         Copies of the financial statements of MBIA incorporated by reference in this prospectus supplement and copies of MBIA's 1998 year-end audited financial statements prepared in accordance with SAP are available, without charge, from MBIA. The address of MBIA is 113 King Street, Armonk, New York 10504. The telephone number of MBIA is (914) 273-4545.

Financial Strength Ratings of MBIA

         Moody's Investors Service, Inc. rates the financial strength of MBIA "Aaa."

         Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. rates the financial strength of MBIA "AAA."

         Fitch IBCA, Inc. (formerly known as Fitch Investors Service, L.P.) rates the financial strength of MBIA "AAA."

         Each rating of MBIA should be evaluated independently. The ratings reflect the respective rating agency's current assessment of the creditworthiness of MBIA and its ability to pay claims on its policies of insurance. Any further explanation as to the significance of the above ratings may be obtained only from the applicable rating agency.

         The above ratings are not recommendations to buy, sell or hold the notes, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the notes. MBIA does not guaranty the market price of the notes nor does it guaranty that the ratings on the notes will not be revised or withdrawn.

                             REPORTS TO NOTEHOLDERS

         Unless and until definitive notes are issued (which will occur only under the limited circumstances described in the accompanying prospectus), Harris Trust and Savings Bank, as indenture trustee, will provide monthly and annual statements concerning the trust and the notes to Cede & Co., the nominee of The Depository Trust Company, as registered holder of the notes. Such statements will not constitute financial statements prepared in accordance with generally accepted accounting principles. A copy of the most recent monthly or annual statement concerning the trust and the notes may be obtained by contacting the servicer at Union Acceptance Corporation, 250 North Shadeland Avenue, Indianapolis, Indiana 46219 (telephone (317) 231-2717).

                         FEDERAL INCOME TAX CONSEQUENCES

General

         Set forth below is a summary of certain United States federal income tax considerations relevant to the beneficial owner of a note that holds the note as a capital asset and, unless otherwise indicated below, is a U.S. Person (as defined in the accompanying prospectus). This summary does not address special tax rules which may apply to certain types of investors, and investors that hold notes as part of an integrated investment. This summary supplements the discussion contained in the accompanying prospectus under the heading "Federal Income Tax Consequences," and supersedes that discussion to the extent that the two discussions are not consistent. The authorities on which we based this discussion are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as well as regulations promulgated by the U.S. Department of Treasury. You should consult your own tax advisors in determining the federal, state, local and any other tax consequences of the purchase, ownership and disposition of the notes.

         Characterization of the Notes. There are no regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms that are substantially the same as those of the notes. A basic premise of United States federal income tax law is that the economic substance of a transaction generally will determine the federal income tax consequences of such transaction. The determination of whether the economic substance of a loan secured by an interest in property is instead a sale of a beneficial ownership interest in such property has been made by the Internal Revenue Service (the "IRS") and the courts on the basis of numerous factors designed to determine whether the trust has relinquished (and the investor has obtained) substantial incidents of ownership in such property. Among those factors, the primary factors examined are whether the investor has the opportunity to gain if the property increases in value, and has the risk of loss if the property decreases in value. Based on an assessment of these factors, in the opinion of Cadwalader, Wickersham & Taft, special tax counsel to the seller, (i) the class A notes will be treated as indebtedness for federal income tax purposes and not as an ownership interest in the receivables or an equity interest in the trust and (ii) the class B notes may either be treated as indebtedness or as an equity interest in the trust for federal income tax purposes. See "Federal Income Tax Consequences" in the accompanying prospectus. Except as set forth below under "--Alternative Treatment of the Class B Notes," the remainder of this discussion assumes that the class B notes are debt for federal income tax purposes. Prospective investors should consult their own tax advisors as to the characterization of the class B notes.

         Classification of the Trust. In the opinion of Cadwalader, Wickersham & Taft, special tax counsel to the seller, the trust will not be treated as an association taxable as a corporation or a publicly traded partnership taxable as a corporation for federal income tax purposes, but rather will be disregarded as a separate entity and treated as a mere security device when there is a single beneficial owner of the trust, or will be treated as a domestic partnership when there are two or more beneficial owners of the trust, including the case if the class B notes are treated as equity interests in the trust.

Discount and Premium

         For federal income tax reporting purposes, it is anticipated that the notes will not be treated as having been issued with original issue discount. The prepayment assumption that will be used in determining the rate of accrual of original issue discount and of market discount and premium, if any, for federal income tax purposes will be based on the assumption that subsequent to the date of any determination the receivables will prepay at 1.6% ABS, and there will be no extensions of maturity for any receivable. However, no representation is made as to the rate, if any, at which the receivables will prepay.

         The IRS has issued regulations under Sections 1271 and 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount. The original issue discount regulations and Section 1272(a)(6) of the Code do not adequately address certain issues relevant to, or are not applicable to, securities such as the notes. Prospective purchasers of the notes are advised to consult with their tax advisors concerning the tax treatment of such notes.

         Certain classes of the notes may be treated for federal income tax purposes as having been issued at a premium. Whether any holder of such a class of notes will be treated as holding notes with amortizable bond premium will depend on such noteholder's purchase price and the payments remaining to be made on such note at the time of its acquisition by such noteholder. You should consult your own tax advisors regarding the possibility of making an election to amortize such premium on such classes of notes.

Gain or Loss on Disposition

         If you sell a note, you must recognize gain or loss equal to the difference between the amount realized from the sale and your adjusted basis in such note. The adjusted basis generally will equal your cost of such note, increased by any original issue discount included in your ordinary gross income with respect to the note and reduced (but not below zero) by any payments on the note previously received or accrued by you (other than qualified stated interest payments) and any amortizable premium. Similarly, when you receive a principal payment with respect to a note, you will recognize gain or loss equal to the difference between the amount of the payment and the allocable portion of your adjusted basis in the note. Such gain or loss will generally be a long-term capital gain or loss if you held the note for more than one year.

Backup Withholding and Information Reporting

         Payments of interest and principal, as well as payments of proceeds from the sale of notes, may be subject to the "backup withholding tax" under
Section 3406 of the Code at a rate of 31% if you fail to furnish to the trust certain information, including your taxpayer identification number, or otherwise fail to establish an exemption from such tax. Any amounts deducted and withheld from a payment should be allowed as a credit against your federal income tax. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner.

         We will report to noteholders and to the IRS for each calendar year the amount of any "reportable payments" during such year and the amount of tax withheld, if any, with respect to payments on the notes.

Withholding Regulations Effective December 31, 2000

         On October 6, 1997, the Treasury Department issued regulations which make certain modifications to the withholding rules for investors who are Non-U.S. Persons (as defined in the accompanying prospectus) and the backup withholding and information reporting rules described above. The regulations attempt to unify certification requirements and modify reliance standards. Such regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Non-U.S. Persons are urged to consult their tax advisors regarding the effect of these regulations. See "-- Alternative Treatment of the Class B Notes" below, concerning the possible application of withholding tax with respect to class B notes held by Non-U.S. Persons.

Alternative Treatment of the Class B Notes

         If the class B notes are treated as equity (partnership) interests rather than indebtedness, while the aggregate amount of income reportable by an investor should not differ over the life of the obligation, the timing and character of such income could differ significantly. It is possible that payments on the class B notes would be treated as "guaranteed payments" under the Code to the extent of the amount of interest and any discount accrued, and a return of capital as to any excess. To the extent payments are so characterized, a class B noteholder who is a U.S. Person would be subject to federal income tax in substantially the same manner, except for timing and income characterization differences, as if the class B notes were treated as debt.

         If a class B noteholder's ownership of a class B note is characterized as an equity interest but payments thereon are not treated as "guaranteed payments", it is unclear how its distributable share of partnership income would be calculated. A class B noteholder may be allocated a share of net income of the partnership equal to the amount of interest and discount income that accrued on the class B notes for the applicable period. A class B noteholder would be subject to federal income taxes on such income even though it may not have received an equivalent amount of cash from the partnership, for example, because of defaults or delinquencies on the trust assets. The characterization of an item of income or loss (e.g., as dividends, as interest, as rental income or as capital gain or loss as opposed to ordinary income or loss) will usually be the same for the class B noteholder as it is for the partnership.

         It is not known whether any of the receivables were issued with original issue discount greater than a de minimis amount. If any of such trust assets were in fact issued at greater than de minimis discount or are otherwise treated as issued with original issue discount under the Treasury regulations, an amount of income will be imputed to the trust with respect to such trust assets. In general, aggregate amount of original issue discount imputed to the trust with respect to each such trust asset will be the excess of the "stated redemption price at maturity" of such asset over its original issue price. The trust would have to include original issue discount in income as interest over the term of the respective trust asset possessing original issue discount under a constant yield method. In general, original issue discount must be included in income in advance of the receipt of cash representing that income. As indicated above, class B noteholders may be allocated items of income of the trust in the event that such class B noteholder's income is not treated as "guaranteed payments". Such allocated income would include any original issue discount determined to exist with respect to any of the trust assets. Each class B noteholder should consult its own tax adviser regarding the impact to it of the original issue discount rules as applied to the trust and the impact of such with respect to such class B noteholders. Some receivables may not have been issued with original issue discount, but, rather, may have been issued with "unstated interest" as determined under Section 483 of the Code. In this event, such unstated interest will be treated in a manner similar to original issue discount.

         Moreover, the purchase price paid by the trust for receivables may be greater or less than the remaining principal balance of the receivables at the time of purchase. If so, such trust assets will have been acquired at a premium or discount, as the case may be. Accordingly, in a manner similar to original issue discount, a class B noteholder may be allocated a portion of such market discount income or premium amortization in the event that such class B noteholder's income is not treated as "guaranteed payments". Each class B noteholder should consult its own tax adviser regarding the impact to it of the market discount and premium rules as applied to the trust and the impact of such with respect to such class B noteholder.

         A class B noteholder will not be able to deduct its share of losses on the trust assets (to the extent otherwise deductible under the Code) to the extent that such losses exceed its adjusted basis in its partnership interest (i.e., the class B note). In addition, class B noteholders who are individuals or certain closely held corporations (and certain other taxpayers) may be subject to other limitations on losses or deductions including the at risk limitations, the passive loss rules, the limitation on the deduction of investment interest, the limitation on deduction of non-business bad debts, and the limitation on the deduction of certain miscellaneous itemized non-trade or business expenses to the extent they do not, in the aggregate, exceed two percent of the taxpayer's adjusted gross income. Such taxpayers should consult their tax advisor concerning the various limitations on losses that may be applicable to an investment in a class B note.

         All or a portion of any taxable income allocated to a class B noteholder that is a pension, profit-sharing or employee benefit plan or other tax-exempt entity (including an individual retirement account) may constitute
"unrelated business taxable income" which generally would be taxable to the holder under the Code.

         If the class B notes are treated as equity (partnership) interests for income tax purposes, a class B noteholder who is a Non-U.S. Person may be subject to withholding tax on its share of the income of the trust.

         In view of the foregoing treatment of individuals, certain closely held corporations, tax-exempt entities and Non-U.S. Persons, if the Class B Notes are treated as equity, the class B notes may not be a suitable investment for such persons, and such persons should consult their own tax advisors in this regard.

State and Local Taxation

         The discussion above does not address the tax consequences of purchase, ownership or disposition of the notes under any state or local tax law. In particular, in the event that a class B noteholder's interest is characterized as a partnership interest, such class B noteholder may be subject to state and local income tax with respect to the trust's activities. Investors should consult their own tax advisors regarding state and local tax consequences of the purchase, ownership and disposition of the notes.

                              ERISA CONSIDERATIONS

         Subject  to  the  considerations  set  forth  below  and  under  "ERISA
Considerations" in the accompanying prospectus, the class A notes may be purchased by an employee benefit plan or an individual retirement account subject to ERISA or Section 4975 of the Code (a "Benefit Plan"). A fiduciary of a Benefit Plan must determine that the purchase of a note is consistent with its fiduciary duties under ERISA and does not result in a nonexempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code.
Section 406 of ERISA prohibits parties in interest or disqualified persons ("Parties in Interest") with respect to a Benefit Plan from engaging in certain transactions (including loans) involving a Benefit Plan and its assets unless a statutory or administrative exemption applies to the transaction. Section 4975 of the Code imposes certain excise taxes (or, in some cases, a civil penalty may be assessed pursuant to Section 502(i) of ERISA) on Parties in Interest which engage in non-exempt prohibited transactions.

         The United States  Department of Labor has issued a regulation  (29 CFR
Section 2510.3-101) concerning the definition of what constitutes the assets of a Benefit Plan. This regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Benefit Plan purchases an "equity interest" will be deemed for purposes of ERISA to be assets of the investing Benefit Plan unless certain exceptions apply. This regulation defines an "equity interest" as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although the issue is not free from doubt, we believe that the class A notes should not be treated as "equity interests" for purposes of the regulation. Accordingly, the acquisition of the class A notes by benefit plan investors should not cause the assets of the trust to be treated as Benefit Plan assets for purposes of Title I of ERISA. However, the class A notes may not be purchased with the assets of a Benefit Plan if the seller, the servicer, the indenture trustee, the owner trustee or any of their affiliates:

         (1) has investment or administrative discretion with respect to such Benefit Plan assets;

         (2) has authority or responsibility to give, or regularly gives, investment advice with respect to such Benefit Plan assets, for a fee and pursuant to an agreement or understanding that such advice (a) will serve as a primary basis for investment decisions with respect to such Benefit Plan assets and (b) will be based on the particular investment needs for such Benefit Plan; or

         (3) is an employer maintaining or contributing to such Benefit Plan.

         Certain affiliates of the trust or the servicer might be considered or might become Parties in Interest with respect to a Benefit Plan. In either case, the acquisition or holding of class A notes by or on behalf of such a Benefit Plan could be considered to give rise to an indirect prohibited transaction within the meaning of ERISA and the Code, unless it is subject to one or more exemptions such as one of the following Prohibited Transaction Class Exemptions ("PTCE"):

         o PTCE 84-14, which exempts certain transactions effected on behalf of a Benefit Plan by a "qualified professional asset manager,"

         o        PTCE  90-1,  which  exempts  certain  transactions   involving
                  insurance company pooled separate accounts,

         o PTCE 91-38, which exempts certain transactions involving bank collective investment funds,

         o PTCE 95-60, which exempts certain transactions involving insurance company general accounts, or

         o PTCE 96-23, which exempts certain transactions effected on behalf of a Benefit Plan by certain "in-house asset managers."

         Each purchaser or transferee of a class A note that is a Benefit Plan shall be deemed to have represented that the relevant conditions for exemptive relief under at least one of the foregoing exemptions (or other applicable exemption providing substantially similar relief) have been satisfied.

         Because the class B notes may be considered to have "substantial equity features," you must not purchase class B notes if you are a Benefit Plan or any person using the assets of a Benefit Plan. Each purchaser or transferee of a class B note shall be deemed to have represented that it is not, and it is not purchasing the note with assets of, a Benefit Plan.

         For additional information regarding treatment of the notes under ERISA, see "ERISA Considerations" in the accompanying prospectus.

                                  UNDERWRITING

         Under the terms and subject to the conditions set forth in the underwriting agreement for the sale of the notes, dated February 4, 2000, the seller has agreed to sell and each of the underwriters named below has severally agreed to purchase the principal amount of the notes set forth below its name below:

                            Banc of America          Bear,
                            Securities LLC    Stearns & Co. Inc.        Total
                            --------------    ------------------        -----
Principal amount
   of class A-1 notes.....  $   15,000,000      $   15,000,000     $  30,000,000
Principal amount
   of class A-2 notes.....  $   45,212,500      $   45,212,500     $  90,425,000
Principal amount
   of class A-3 notes.....  $   44,087,500      $   44,087,500     $  88,175,000
Principal amount
   of class A-4 notes.....  $   28,579,000      $   28,579,000     $  57,158,000
Principal amount
   of class B notes.......  $    8,481,670      $    8,481,669     $  16,963,339

         In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the notes.

         The underwriters propose to offer part of the notes directly to you at the prices set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.100% of the denominations of the class A-1 notes, 0.120% of the denominations of the class A-2 notes, 0.140% of the denominations of the class A-3 notes, 0.150% of the denominations of the class A-4 notes, or 0.170% of the denominations of the class B notes. The underwriters may allow and such dealers may reallow a concession not in excess of 0.080% of the denominations of the class A-1 notes, 0.100% of the denominations of the class A-2 notes, 0.115% of the denominations of the class A-3 notes, 0.120% of the denominations of the class A-4 notes, or 0.140% of the denominations of the class B notes.

         The seller and UAC have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         The underwriters tell us that they intend to make a market in the notes, as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, we give no assurances regarding the liquidity of, or trading markets for, the notes.

         In connection with this offering, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the notes at a level above that which might otherwise prevail in the open market. Such stabilizing, if commenced, may be discontinued at any time.

         In the ordinary course of their businesses, the underwriters and their affiliates have engaged and may in the future engage in investment banking, commercial banking and other advisory or commercial relationships with the seller, UAC and their affiliates.

         We will receive proceeds of $282,077,080.38 from the sale of the notes, before deducting our net expenses estimated to be $480,000.

                                 LEGAL OPINIONS

         Certain legal matters relating to the notes will be passed upon for the seller and the trust by Barnes & Thornburg, Indianapolis, Indiana, and for the underwriters by Cadwalader, Wickersham & Taft. Certain federal income tax consequences with respect to the notes will be passed upon for the trust by Cadwalader, Wickersham & Taft.

                                    EXPERTS

         The consolidated balance sheets of MBIA Insurance Corporation and subsidiaries as of December 31, 1998 and December 31, 1997 and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus supplement, have been incorporated into this prospectus supplement in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            INDEX OF PRINCIPAL TERMS

         We have listed below the terms used in this prospectus supplement and the pages where definitions of the terms can be found.

ABS.........................................................................S-19
Accelerated Principal Payment...............................................S-28
Available Funds.............................................................S-25
Benefit Plan................................................................S-38
Class A Monthly Interest....................................................S-28
Class A-1 Monthly Interest..................................................S-28
Class A-2 Monthly Interest..................................................S-29
Class A-3 Monthly Interest..................................................S-29
Class A-4 Monthly Interest..................................................S-29
Class B Monthly Interest....................................................S-30
Code........................................................................S-35
Company.....................................................................S-33
ERISA....................................................................... S-9
GAAP........................................................................S-33
IRS.........................................................................S-35
MBIA........................................................................S-33
Monthly Interest............................................................S-28
Monthly Principal...........................................................S-28
Parties in Interest.........................................................S-38
Principal Payment Sequence..................................................S-30
PTCE........................................................................S-39
SAP.........................................................................S-34
UAC......................................................................... S-4
UAFC........................................................................ S-7

$282,721,339

UACSC 2000-A OWNER TRUST

UAC Securitization Corporation,
     as seller
                                                                    [UACSC LOGO]
Union Acceptance Corporation,
     as servicer


$30,000,000 Class A-1 Automobile Receivable Backed Notes $90,425,000 Class A-2 Automobile Receivable Backed Notes $88,175,000 Class A-3 Automobile Receivable Backed Notes $57,158,000 Class A-4 Automobile Receivable Backed Notes
$16,963,339      Class B Automobile Receivable Backed Notes

                              Prospectus Supplement

                         Banc of America Securities LLC

                            Bear, Stearns & Co. Inc.

         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information.

         We are not offering the notes in any state where the offer is not permitted.

         Dealers will deliver this prospectus supplement and prospectus when acting as underwriters of the notes with respect to their unsold allotments or subscriptions. In addition, all dealers selling the notes will deliver this prospectus supplement and prospectus through May 4, 2000.